Exhibit 10.1

MASTER REPURCHASE AGREEMENT

Dated as of October 13, 2006

AMONG:

CITIGROUP GLOBAL MARKETS REALTY CORP., as buyer (“Buyer”, which term shall include any “Principal” as defined and provided for in Annex I) or as agent pursuant hereto (“Agent”),

SPIRIT FINANCE ACQUISITIONS, LLC, as seller with respect to Purchased Assets that are LLC Interests (“LLC Seller”),

SPIRIT SPE WAREHOUSE FUNDING, LLC, as seller with respect to Purchased Assets that are Loans (“Loan Seller”),

and

SPIRIT FINANCE CORPORATION, as seller with respect to Purchased Assets that are Loans (“Spirit Seller”; collectively LLC Seller, Loan Seller and Spirit Seller as applicable, “Seller”).

1.                                      APPLICABILITY

Buyer shall, from time to time, agree to enter into transactions in which Seller transfers to Buyer Eligible Assets against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Purchased Assets at a date certain, against the transfer of funds by Seller.  Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement.

2.                                      DEFINITIONS AND INTERPRETATION

a)                                      Defined Terms.

“Accepted Servicing Standards” shall have the meaning assigned thereto in the Custody Agreement.

“Additional Purchased Assets” shall have the meaning assigned thereto in Section 6 hereof.

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” (together with the correlative meanings of

“controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” shall mean Citigroup Global Markets Realty Corp. or any successor.

“Agreement” shall mean this Master Repurchase Agreement, as may be amended, supplemented or otherwise modified from time to time.

“ALTA” shall mean the American Land Title Association.

 “Appraisal” shall mean, with respect to a Loan, an appraisal of the related Mortgaged Property securing a Loan (i) from an MAI professional real estate appraiser who (A) is a member in good standing of the Appraisal Institute and (B) if the state in which the subject Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state, (ii) conducted in accordance with the standards of the Appraisal Institute or such other standards as mutually agreed to by the parties hereto, and (iii) performed within six (6) months of the date such Appraisal is delivered to Buyer, or such other form of appraisal approved by Buyer in its sole discretion.

“Appraised Value” shall mean the value set forth in an appraisal (described on the Asset Schedule) made in connection with the origination or acquisition of the related Loan as the value of the Mortgaged Property securing such Loan.

“Asset Base” shall mean, as of any date of determination, the aggregate Collateral Value of all Purchased Assets.

“Asset Base Certificate” shall mean the certificate prepared by Seller substantially in the form of Exhibit B, attached hereto.

“Asset Schedule” shall mean the list of Loans and/or LLC Interests delivered by Seller to Buyer and Custodian together with each Transaction Notice and attached by Custodian to the Trust Receipt and setting forth (i) as to each Loan, the related Borrower name, the address of the related Mortgaged Property and the outstanding principal balance of the Loan as of the initial Purchase Date, together with any other information specified by Buyer from time to time, and (ii) as to any LLC Interests, any information specified by Buyer from time to time.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Borrower” shall mean the obligor or obligors on a Note, including any Person that has acquired the related collateral and assumed the obligations of the original obligor or obligors under the Note and, in the case of Net Lease Loans, the Tenant of the related Mortgaged Property.

“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, Custodian or banking and savings and loan institutions in New York, New York or the city and state in which Custodian’s offices are located are closed, or (iii) a day on which trading in securities on the New York Stock Exchange or any other major securities exchange in the United States is not conducted.

“Buyer’s Margin Amount” shall mean, with respect to any Transaction as of any date of determination, the amount obtained by application of the Buyer’s Margin Percentage to the Repurchase Price (exclusive of accrued Pricing Differential) for such Transaction as of such date.

“Buyer’s Margin Percentage” shall have the meaning assigned thereto in the Side Letter.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven (7) days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least “A-1” or the equivalent thereof by S&P or “P-1” or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least “A” by S&P or “A” by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or, (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Control” shall mean the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended from time to time) of outstanding shares of voting stock of such Person at any time, if after giving effect to such acquisition such Person or Persons owns twenty percent (20%) or more of such outstanding voting stock.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Buyer (or any Affiliate of Buyer) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Date” shall mean October 13, 2006.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning assigned thereto in Section 9 hereof.

“Collateral Value” shall mean with respect to each Purchased Asset, (i) on the applicable Purchase Date, the value of such Purchased Asset as ascribed by Buyer, and (ii) on any date of determination following the applicable Purchase Date, the least of (a) the outstanding principal balance of such Purchased Asset, (b) the related Market Value, (c) a value equal to 60% of the Appraised Value of such Purchased Asset and (d) a value equal to 60% of the cost of acquiring such Purchased Asset, as applicable; provided, that the Collateral Value shall be deemed to be zero with respect to each Purchased Asset that is not an Eligible Asset.

“Collection Account” shall have the meaning assigned thereto in the Custody Agreement.

“Computer Tape” shall mean a computer tape or other electronic medium generated by or on behalf of Seller and delivered to Buyer and Custodian which provides information relating to the Purchased Assets, including the information set forth in the Asset Schedule, in a format acceptable to Buyer.

“Confirmation” shall have the meaning assigned thereto in Section 4(b) hereof.

“Contractual Obligation” shall mean as to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.

“Custody Agreement” shall mean the Custody and Servicing Agreement, dated as of October 13, 2006, as may be amended, among Seller, Buyer, Servicer and Custodian.

“Custodian” shall mean LaSalle Bank National Association or its successors and permitted assigns.

“Custodian’s Loan File” shall have the meaning assigned thereto in the Custody Agreement.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Default Rate” shall mean, as of any date of determination, the lesser of (i) the Pricing Rate plus 3.50% and (ii) the maximum rate permitted by applicable law.

“Defaulted Loan” shall mean a Loan with respect to which a default (other than a payment default) occurs that materially and adversely affects the interests of Seller and that continues unremedied for the applicable grace period under the terms of the Loan (or, if no grace period is specified, for 30 days).

“Delinquent Loan” shall mean a Loan for which any related payment has not been received on or before the date 30 days after the date on which such payment is due pursuant to the related Note without regard to any grace period; provided, that a Delinquent Loan shall remain a Delinquent Loan until the related Borrower cures such delinquency and makes two (2) successive monthly payments on a timely basis, including any related grace period.

“Effective Date” shall mean October 13, 2006.

“Eligible Asset” shall have the meaning assigned thereto in the Side Letter.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

“Event of Default” shall have the meaning assigned thereto in Section 19 hereof.

“Foreign Buyer” shall mean any Buyer that is organized under the laws of a jurisdiction other than the one in which Seller is located.  For purposes of this definition, the United States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” shall mean, with respect to any Person, any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its subsidiaries or any of their properties.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided, that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of a Mortgaged Property, to the extent required by Buyer. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean Spirit Finance Corporation.

“Hedge Counterparty” shall mean Citibank, N.A. or a Person (i)(A) with long-term and commercial paper or short-term deposit ratings of “P-1” by Moody’s and “A-1” by S&P and (B) which shall agree in writing that, in the event that any of its long-term or commercial paper or short-term deposit ratings cease to be at or above “A-2” by Moody’s and “A” by S&P, it shall secure its obligations in accordance with the request of Buyer or Buyer shall have the option to treat such failure as an Early Termination Event (as defined in the related ISDA Master Agreement) by such Hedge Counterparty, (ii) that has entered into a Hedge Instrument and (iii) that is acceptable to Buyer.

“Hedge Instrument” shall mean any interest rate cap agreement, interest rate floor agreement, interest rate swap agreement or other interest rate hedging agreement entered into by Seller with a Hedge Counterparty.  Each Hedge Instrument shall meet the requirements set forth in Section 38 hereof with respect thereto and shall be a hedging instrument as described in Section 856(c)(6) of the Code.

“Improvements” shall mean all buildings, structures, improvements, parking areas, landscaping, fixtures and articles of property now erected on, attached to, or used or adapted for use in the operation of any Mortgaged Property, including, without limitation, all heating, air conditioning and incinerating apparatus and equipment, all boilers, engines, motors, dynamos, generating equipment, piping and plumbing fixtures, water heaters, ranges, cooking apparatus and mechanical kitchen equipment, refrigerators, freezers, cooling, ventilating, sprinkling and vacuum cleaning systems, fire extinguishing apparatus, gas and electric fixtures, carpeting, floor covering, underpadding, storm sashes, awnings, signs, furnishings of public spaces, halls and lobbies, and shrubbery and plants.

“Income” shall mean, with respect to any Purchased Asset at any time, any principal thereof and all interest thereon and all dividends, sale proceeds (including, without limitation, any proceeds from the securitization of such Purchased Asset or other disposition thereof) and other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance), but not including any commitment or origination fees.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person by a note, bond, debenture or similar instrument.

“Indenture” shall mean the Amended and Restated Master Indenture, dated as of March 17, 2006, among Spirit Master Funding, LLC, Citibank, N.A. and each joining party thereto, as such may be supplemented or amended from time to time.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“Lease” shall mean each lease entered into between a Borrower or Net Lease Borrower and a Tenant, as amended or restated with the consent of Buyer.

“LIBO Rate” shall mean with respect to each day a Transaction is outstanding (or if such day is not a Business Day, the next succeeding Business Day), the rate (reset on a daily basis) per annum equal to the rate published by Bloomberg or if such rate is not available, the rate appearing at page 3750 of the Telerate Screen as one-month LIBO Rate on such date, and if such rate shall not be so quoted, the rate per annum at which Buyer is offered Dollar deposits at or about 11:00 A.M., New York City time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Transactions are then being conducted for delivery on such day for a period of one month and in an amount comparable to the amount of the Transactions to be outstanding on such day.

“Lien” shall mean any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or other encumbrance.

“LLC Agreement” shall mean the limited liability company agreement entered into by a Net Lease Borrower, as applicable, pursuant to which LLC Interests are issued by such Net Lease Borrower.

“LLC Certificate” shall mean physical certificates evidencing LLC Interests.

“LLC Interests” shall mean LLC membership interests issued pursuant to an LLC Agreement, evidencing beneficial ownership interests in the related Net Lease Borrower.

“Loan”  shall mean a Mortgage Loan or Net Lease Loan secured by Specialty Retailers, Drug Stores, Movie Theatres, Education Facilities, Restaurants, Interstate Travel Plazas, Automotive Dealerships and Retailers, Health Clubs/Gyms, Recreational Facilities, Specialty Medical Facilities, Light Manufacturing Facilities and any other Loan secured by any other asset type approved by Buyer in its sole discretion, in each case originated by Seller or any of its Affiliates in accordance with the Underwriting Guidelines.

“Loan Documents” shall have the meaning assigned thereto in the Custody Agreement.

 “Margin Call” shall have the meaning assigned thereto in Section 6 hereof.

“Margin Deficit” shall have the meaning assigned thereto in Section 6 hereof.

“Market Value” shall mean the value, determined by Buyer in its sole discretion, of the Purchased Assets if sold in their entirety to a single third-party purchaser.  Buyer’s determination of Market Value shall be conclusive upon the parties, absent manifest error on the part of Buyer.  Buyer shall have the right to mark to market the Purchased Assets on a daily basis, which Market Value with respect to one or more of the Purchased Assets may be determined to be zero. Seller acknowledges that Buyer’s determination of Market Value is for the limited purposes of determining (i) the Purchase Price, (ii) whether there is a Margin Deficit pursuant to Section 6 hereof and (iii) Collateral Value for purchasing purposes hereunder without the ability to perform customary purchaser’s due diligence and is not necessarily equivalent to a determination of the fair market value of the Purchased Assets achieved by obtaining competing bids in an orderly market in which the originator/servicer is not in default under a repurchase facility and the bidders have adequate opportunity to perform customary loan and servicing due diligence.

“Master Lease” shall mean a master lease pursuant to which multiple Mortgaged Properties are leased.

“Master Lease FCCR” shall mean the sum of all cash flows for all Mortgaged Properties under a Master Lease (each, as used to calculate FCCR for one such Mortgaged Property under such Master Lease).

“Master Loan Agreement” shall mean the Master Loan Agreement, dated as of October 13, 2006, between Spirit Master Funding III, LLC and Spirit SPE Warehouse Funding, LLC and, with respect to Spirit Seller, the Master Loan Agreement dated September 13, 2005, as amended, and any other master loan agreement between Spirit SPE Warehouse Funding, LLC, Spirit Finance Corporation or any Affiliate thereof and a Net Lease

Borrower approved by Buyer from time to time, as applicable, each as may be amended, supplemented, modified or restated from time to time subject to the consent of Buyer.

“Master Note” shall mean the master promissory note issued pursuant to the applicable Master Loan Agreement together with all riders thereto and amendments thereof or other evidence of indebtedness of a Net Lease Borrower.

“Material Adverse Change” shall mean, with respect to a Person, any material adverse change in the business, condition (financial or otherwise), operations, performance or properties taken as a whole or prospects of such Person.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations, financial condition or prospects of Seller or Gurantor, (b) the ability of Seller or Guarantor to perform in all material respects its obligations under any of the Program Documents to which it is a party, (c) the validity or enforceability in all material respects of any of the Program Documents, (d) the rights and remedies of Buyer under any of the Program Documents, (e) the timely repurchase of the Purchased Assets or other amounts payable in connection therewith or (f) the Collateral.

“Maximum Aggregate LLC Interests Purchase Price” shall mean $150,000,000.

“Maximum Aggregate Purchase Price” shall mean $250,000,000 plus the Maximum Aggregate LLC Interest Purchase Price.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor or successors thereto.

“Mortgage” shall mean with respect to a Loan, the mortgage, deed of trust or other instrument which creates a first lien on the fee simple or leasehold estate in the real property which secures the Note.

“Mortgage Loan” shall mean each of the mortgage loans which Custodian has been instructed to hold for Buyer pursuant to the Custody and Servicing Agreement, and which such mortgage loans each include, without limitation, (i) a Note, the related Mortgage and all other Loan Documents and (ii) all right, title and interest of Seller in and to the Mortgaged Property covered by such Mortgage.

“Mortgaged Property” shall mean the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by the applicable Note.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Seller or any ERISA Affiliate and that is subject to Section 412 of the Code or Section 302 or by Title IV of ERISA.

“Net Lease Borrower” shall mean Spirit Master Funding, LLC, Spirit Master Funding II, LLC, Spirit Master Funding III, LLC, and any other Affiliate or Subsidiary of Seller approved by Buyer.

“Net Lease Loan” shall mean indebtedness of a Net Lease Borrower, evidenced by a Note issued pursuant to the Master Loan Agreement, secured by a Mortgage on a Mortgaged Property owned by such Net Lease Borrower.

“Net Worth” shall mean, with respect to any Person, the excess of total assets of such Person, over total liabilities of such Person, adding back accumulated depreciation but excluding the impact of “other comprehensive income”, all as determined in accordance with GAAP.

“Net Worth Increase Amounts” shall mean, on any date of determination, 75% of the net proceeds of any issuance of equity securities by Gurantor subsequent to the date of this Agreement.

“Net Worth Requirements” shall have the meaning assigned thereto in the Spirit Guarantee.

“Non-Usage Fee” shall have the meaning assigned thereto in the Side Letter.

“Note” shall mean, with respect to any Loan, the Master Note or any other Note, as applicable, together with all riders thereto and amendments thereof or other evidence of indebtedness of the related Borrower.

“Notice Date” shall have the meaning assigned thereto in Section 4 hereof.

“Obligations” shall mean: (a) all of Seller’s obligations to pay the Repurchase Price on the Repurchase Date, and other obligations and liabilities of Seller, to Buyer, its Affiliates or Custodian arising under, or in connection with, the Program Documents or otherwise, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer pursuant to the Program Documents in order to preserve any Purchased Asset or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset, or of any exercise by Buyer or such Affiliate of its rights under the related agreements, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to Buyer or Custodian or both pursuant to the Program Documents.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Exceptions” shall mean the exceptions to lien priority including but not limited to: (i) the lien of current real property taxes and assessments not yet due and payable; (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to Seller and (A) referred to or otherwise considered in the appraisal (if any) made for Seller or (B) which do not adversely affect the appraised value of the Mortgaged Property set forth in such appraisal; and (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

“Person” shall mean any legal person, including any individual, corporation, partnership, association, joint venture, trust, limited liability company, unincorporated organization, governmental entity or other entity of similar nature.

“Plan” shall mean an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate and that is subject to Section 412 of the Code or Section 302 or by Title IV of ERISA, other than a Multiemployer Plan.

“Price Differential” shall mean, with respect to each Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential in respect of such period previously paid by Seller to Buyer) with respect to such Transaction.

“Pricing Rate” shall mean the per annum percentage rate for determination of the Price Differential calculated as described in Section 3(b) hereof or as otherwise set forth in the related Confirmation.

“Prime Rate” shall mean the prime rate of U.S. commercial banks as published in The Wall Street Journal (or, if more than one such rate is published, the average of such rates).

“Principal” shall have the meaning given to it in Annex I.

“Program Documents” shall mean this Agreement, the Custody Agreement, any Servicing Agreement, the Spirit Guaranty, any Securities Account Control Agreement, any assignment of Hedge Instrument, the Side Letter and any other agreement entered into by Seller and/or Guarantor, on the one hand, and Buyer or one of its Affiliates (or Custodian on its behalf) on the other, in connection herewith or therewith.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” shall mean the date on which Purchased Assets are to be transferred by Seller to Buyer.

“Purchase Price” shall have the meaning assigned thereto in the Side Letter.

“Purchased Assets” shall mean, with respect to a Transaction, the LLC Interests, the Loans comprising the Note as set forth in the applicable Master Loan Agreement, or other Loans, together with the related Records, Servicing Rights, Seller’s rights under any related Hedge Instruments, and other Collateral, such other property, rights, titles or interests as are specified on a related Transaction Notice, and all instruments, chattel paper, securities, investment property, accounts, and general intangibles comprising or relating to all of the foregoing.  The term “Purchased Assets” with respect to any Transaction at any time also shall include Additional Purchased Assets delivered pursuant to Section 6 hereof.

“Qualified Originator” shall mean (a) Spirit SPE Warehouse Funding, LLC, (b) Spirit Finance Corporation and (c) any other originator of Loans as may be approved by Buyer in its sole discretion in writing from time to time.

“Rated Loan” shall mean a Loan (i) with an Investment Grade Credit Rating or shadow rating from any of the Rating Agencies or (ii) for which the timely payment of principal and interest is insured by a monoline insurer, the long-term debt obligations of which have an Investment Grade Credit Rating but are rated no lower than “AAA” or “Aaa” by any of the Rating Agencies.

“Rating Agencies” shall mean S&P and Moody’s.

“Records” shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any other person or entity with respect to a Purchased Asset. Records shall include the Notes, LLC Certificates, any Mortgages, the Custodian’s Loan Files and any other instruments necessary to document or service a Loan or the LLC Interests.

“Renewal Fee” shall mean a fee as mutually agreed to by Buyer and Seller.

“Repurchase Date” shall have the meaning assigned thereto in Section 3(b) and shall also include the date determined by application of Section 20.

“Repurchase Price” shall mean the price at which Purchased Assets are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price, the Price Differential, any of Buyer’s costs relating to the unwinding of a related Hedge Instrument, as applicable, as of the date of such determination.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution.

“Restricted Payments” shall mean with respect to any Person, collectively, all dividends or other distributions of any nature (cash, securities, assets or otherwise), and all payments, by virtue of redemption or otherwise, on any class of equity securities (including, without limitation, warrants, options or rights therefor) issued by such Person, whether such securities are now or may hereafter be authorized or outstanding and any distribution in respect of any of the foregoing, whether directly or indirectly.

“S&P” shall mean Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor or successors thereto.

“Securities Account Control Agreement” shall mean an agreement, in form and substance acceptable to Buyer, among Seller, a securities intermediary and Buyer, pursuant to which Buyer obtains a perfected security interest in one or more Hedge Instruments.

“Servicer” shall mean (i) Midland Loan Services, Inc., a Delaware corporation, or (ii) any other servicer approved by Buyer in its sole discretion.

“Servicer Termination Event” shall have the meaning assigned thereto in the Custody Agreement.

“Servicing Agreement” shall mean any agreement (other than the Custody Agreement) giving rise or relating to Servicing Rights with respect to a Purchased Asset, including any assignment or other agreement relating to such agreement.

“Servicing Rights” shall mean contractual, possessory or other rights of Seller, Servicer or any other Person arising under a Servicing Agreement, the Custody Agreement or otherwise, to administer or service a Purchased Asset or to possess related Records.

“Servicing Transmission” shall mean a computer-readable magnetic or other electronic format acceptable to the parties containing the information identified on Exhibit C.

“Side Letter” shall mean the Side Letter, dated as of October 13, 2006, between Seller and Buyer, as the same may be amended, restated or modified from time to time.

“Spirit Guaranty” shall mean the limited Guaranty of Gurantor in favor of Buyer, dated as of October 13, 2006.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tangible Net Worth” shall mean, with respect to any Person, as of any date of determination: (i) the consolidated Net Worth of such Person and its Subsidiaries, less (ii) the consolidated net book value of all assets of such Person and its Subsidiaries (to the extent reflected as an asset in the balance sheet of such Person or any Subsidiary at such date) which will be treated as intangibles under GAAP, including, without limitation, such items as deferred taxes, net leasehold improvements, good will, trademarks, trade names, service marks, copyrights, patents, licenses and unamortized debt discount and expense, but not including lease intangibles.

“Tenant” shall mean the tenant of a Mortgaged Property pursuant to a Lease or sub-lease of such Mortgaged Property, together with such tenant’s Affiliates and any guarantor of such tenant’s obligations under such Lease.

“Termination Date” shall have the meaning assigned thereto in Section 28.

“Tier One Asset” shall have the meaning assigned thereto in the Side Letter.

“Total Assets” shall mean with respect to any Person, for any period, the aggregate assets of such Person and its Subsidiaries during such period, calculated in accordance with GAAP.

“Total Indebtedness” shall mean with respect to any Person, for any period, the aggregate Indebtedness of such Person and its Subsidiaries during such period, less the amount of any nonspecific consolidated balance sheet reserves maintained in accordance with GAAP.

“Transaction” shall have the meaning assigned thereto in Section 1.

“Transaction Notice” shall mean a written request of Seller to enter into a Transaction, in the form attached to the Custody Agreement, which is delivered to Buyer and Custodian.

“Triple Net Lease” shall mean a Lease under which the tenant pays all operating expenses of the property including, without limitation, insurance, taxes, maintenance and capital expenditures relating to such property.

“Trust Receipt” shall mean a Trust Receipt and Certification as defined in the Custody Agreement.

“Trustee Report” shall mean the Trustee Report as defined in the Indenture.

“Underwriting Guidelines” shall mean the Spirit Finance Corporation Underwriting Manual, dated as of April 2005, which has been approved in writing by Buyer, as the same may be amended from time to time.

“Underwriting Package” shall mean, with respect to each Loan, the Spirit Finance Credit Memorandum as defined in the Underwriting Guidelines.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“Unit-Level FCCR” shall mean with respect to the FCCR for any unit where unit information was available as of the date of determination, the ratio of (1) the sum of the unit’s, (i) pre-tax income, (ii) interest expense, (iii) all non-cash amounts in respect of depreciation and amortization, (iv) all non-recurring expenses, (v) specifically documented discretionary management fees, and (vi) all operating lease or rent expense (including with respect to any equipment loans) less (vii) all non-recurring income and normalized overhead based on parent company’s general and administrative expenses as a percent of sales (if not available, industry standards applied), for the related fiscal period, to (2) the sum of the unit’s, (i) total operating lease or rent expense, (ii) interest expense and (iii) scheduled principal payments on indebtedness payable in respect of the unit or obligor, in each case for the period of time as to which such figure is presented.

“Weighted Average Aggregate FCCR” shall mean the FCCR calculated by weighting Unit-Level FCCR and Master Lease FCCR by Collateral Value of the related Purchased Assets.

“Wet Funded Loan” shall mean a Loan for which the related Custodian’s Loan File has not been delivered to Custodian as of the related Purchase Date.  Upon delivery of the Custodian’s Loan File to Custodian, the Loan shall cease to be a Wet Funded Loan.

b)                                     Capitalized terms used but not defined in this Agreement shall have the meanings assigned thereto in the Custody Agreement.

c)                                      Headings are for convenience only and do not affect interpretation. The following rules of this subsection (c) apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited by any Program Document. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. An Event of Default subsists until it has been waived in writing by Buyer. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are independent of each other and shall each be performed in accordance with their terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of Seller. Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Seller by Buyer or an authorized officer of Buyer provided for in this Agreement is conclusive and binds the parties in the absence of manifest error, except where the consent of Seller is required. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement. A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Where Seller is required to provide any document to Buyer under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Buyer requests otherwise. At the request of Buyer, the document shall be provided in computer disk form or both printed and computer disk form, unless such computer disk copy requires Seller to pay an unreasonable expense.  This Agreement is the result of negotiations among and has been reviewed by counsels to Buyer and Seller, and is the product of all the parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations and exercise discretion at its absolute discretion.  Any requirement of good faith, discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to Seller, a servicer of the Purchased Assets, any other Person or the Purchased Assets themselves.

3.                                      THE TRANSACTIONS

a)                                      Seller shall repurchase Purchased Assets from Buyer on each related Repurchase Date.  Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to each Purchased Asset (but liquidation or foreclosure proceeds received by Buyer shall be applied to reduce the Repurchase Price except as otherwise provided herein).  Seller is obligated to obtain the Purchased Assets from Buyer or its designee (including Custodian) at Seller’s expense on (or after) the related Repurchase Date.

b)                                     Provided that the applicable conditions in Sections 10(a) and (b) have been satisfied, each Purchased Asset that is a Loan that is repurchased by Seller on the 10th day of each month (or, if such 10th day is not a Business Day, the immediately following Business Day) and each Purchased Asset that is an LLC Interest that is repurchased by Seller on the 20th day of each month (or, if such 20th day is not a Business Day, the immediately following Business Day) following the related initial Purchase Date (the day of the month so determined for each month, or any other date designated by Seller to Buyer for such a repurchase on at least one (1) Business Day’s prior notice to Buyer, a “Repurchase Date,” which term shall also include the date determined by application of Section 20) shall automatically become subject to a new Transaction unless Buyer is notified by Seller at least one (1) Business Day prior to the related Repurchase Date; provided, that if the Repurchase Date so determined is later than the Termination Date, the Repurchase Date for such Transaction shall automatically reset to the Termination Date, and the provisions of this sentence as it might relate to a new Transaction shall expire on such date. For each Purchased Asset subject to a Transaction, unless otherwise agreed, (x) with respect to the LLC Interests, to the extent Buyer does not have access to such report through Citibank, N.A., Seller shall provide to Buyer the most recent Trustee Report immediately upon Seller’s receipt of same, (y) the accrued and unpaid Price Differential shall be calculated beginning on the first day and ending on the last day of the calendar month prior to the related Repurchase Date and settled in cash on each related Repurchase Date and (z) the Pricing Rate shall be as set forth in the Side Letter.  In the event a Pricing Rate is based on a LIBO Rate that is not fixed for any such period, Agent shall establish a LIBO Rate on each Business Day, based on one-month LIBO Rate for each such day, and the Pricing Rate will change upon each change in LIBO Rate.  Notwithstanding any other provision herein or in any Program Document, Seller must repurchase from Buyer each Purchased Asset not later than one (1) year after the transfer of the related Eligible Asset from Seller to Buyer.  The Repurchase Date for each Transaction will not occur more than thirty-five (35) days following the Purchase Date for such Transaction.

c)                                      In the event Spirit Seller shall have no further Purchased Assets subject to any outstanding Transactions, then, upon notice of at least three (3) Business Days’ prior notice to Buyer, Spirit Seller may withdraw as a Seller and this Agreement and any other Program Document shall have no further force and effect with respect to Spirit Seller as a Seller hereunder and thereunder.

4.                                      ENTERING INTO TRANSACTIONS; TRANSACTION NOTICE, CONFIRMATIONS

a)                                      Unless otherwise agreed, Seller shall give Buyer notice by no later than 5:00 p.m. (New York City time) on the day that is two (2) Business Days prior to any proposed Purchase Date (the date on which such notice is given, the “Notice Date”). On the Notice Date, Seller shall request that Buyer enter into a Transaction by furnishing to Buyer a Transaction Notice, Asset Schedule and Asset Base Certificate.  Seller shall deliver to Custodian a Transaction Notice, the related Asset Schedule and the related Custodian’s Loan File for each Loan or LLC Interests subject to such Transaction in accordance with the terms of the Custody Agreement.  In the event that on any Notice Date the ratio of the Outstanding Note Principal Balance plus the outstanding Purchase Price for Purchased Assets that are LLC Interests over the Aggregate Collateral Value is greater than or equal to 85%, any Transaction that Seller shall request on such Notice Date shall require the consent of Buyer in its sole discretion; provided, however, that any such Notice Date occurs after the first securitization of Purchased Assets following the Closing Date.

b)                                     In the event that the parties hereto desire to enter into a Transaction on terms other than as set forth herein, the parties shall execute a “Confirmation” specifying such terms prior to entering into such Transaction. Any such Confirmation and the related Transaction Notice, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and Seller with respect to the Transaction to which the Confirmation relates.

5.                                      PAYMENT AND TRANSFER

Unless otherwise agreed, all transfers of funds hereunder shall be in immediately available funds and all Purchased Assets transferred shall be transferred to Custodian pursuant to the Custody Agreement. Any Repurchase Price received by Buyer after 2:00 p.m. (New York City time) shall be applied on the next succeeding Business Day.

6.                                      MARGIN MAINTENANCE

a)                                      If at any time the aggregate Market Value of all Purchased Assets subject to all Transactions is less than the aggregate Buyer’s Margin Amount for all such Transactions (a “Margin Deficit”), then Buyer may by notice to Seller require Seller in such Transactions, at Buyer’s option, to transfer to Buyer cash, additional Loans or LLC Interests acceptable to Buyer in its sole discretion (“Additional Purchased Assets”), so that the cash and aggregate Market Value of the Purchased Assets, including any such Additional Purchased Assets, will thereupon equal or exceed such aggregate Buyer’s Margin Amount (such requirement, a “Margin Call”).

b)                                     Notice required pursuant to this Section 6 may be given by any means provided in Section 36 hereof. Any notice given before 1:00 p.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the next succeeding Business Day; notice given after 1:00 p.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 2:00 p.m. (New York City time) on the second succeeding Business Day. The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

7.                                      INCOME PAYMENTS

Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Assets subject to that Transaction, such Income shall be the property of Buyer. Notwithstanding the foregoing, and provided no Default has occurred and is continuing, all Income received, whether by Seller, Guarantor, Buyer, Custodian, Servicer or any servicer or any other Person, in respect of the Purchased Assets shall be applied in accordance with Section 4.1(c) of the Custody Agreement.

8.                                      TAXES; TAX TREATMENT

a)                                      All payments made by Seller under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority thereof or therein, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on net income by the United States, a state or a foreign jurisdiction under the laws of which Buyer is organized or of its applicable lending office, or any political subdivision thereof (all such non-excluded taxes, “Taxes”), all of which shall be paid by Seller for its own account not later than the date when due. If Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (a) make such deduction or withholding; (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (c) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (d) pay to Buyer such additional amounts as may be necessary so that such Buyer receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

b)                                     In addition, Seller agrees to pay to the relevant Governmental Authority, in accordance with applicable law, any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”).

c)                                      Seller agrees to indemnify Buyer for the full amount of Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 8(c), and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, that Buyer shall have provided Seller with evidence, reasonably satisfactory to Seller, of payment of Taxes or Other Taxes, as the case may be; provided, further, that Buyer gives notice to Seller of all deficiency notices received by Buyer.

d)                                     Any Foreign Buyer shall provide Seller with properly completed United States Internal Revenue Service (IRS) Form W-8BEN or W-8ECI or any successor form prescribed by the IRS, certifying that such Buyer is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Buyer becomes a Buyer.  Each Foreign Buyer will resubmit the appropriate form on the earliest of (A) the third anniversary of the prior submission or (B) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Buyer as defined in Treas. Reg. Section 1.1441(e)(4)(ii)(D).  For any period with respect to which a Foreign Buyer has failed to provide Seller with the appropriate form or other relevant document pursuant to this Section 8(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Buyer shall not be entitled to any “gross-up” of Taxes or indemnification under Section 8(c) with respect to Taxes imposed by the United States; provided, however, that should a Foreign Buyer, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Seller shall take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes.

e)                                      Without prejudice to the survival of any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 8 shall survive the termination of this Agreement.  Nothing contained in this Section 8 shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.

f)                                        Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets and that the Purchased Assets are owned by Seller in the absence of a Default by Seller.  All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

9.                                      SECURITY INTEREST

a)                                      Seller and Buyer intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for Seller’s performance of all of its Obligations, Seller hereby grants Buyer a fully perfected first priority security interest in the following property, whether now existing or hereafter acquired: (i) the Purchased Assets, (ii) the Records, (iii) all related Servicing Rights, (iv) all mortgage guaranties and insurance relating to such Purchased Assets (issued by governmental agencies or otherwise) or the related Mortgaged Property and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance and all claims and payments thereunder, (v) all instruments, chattel paper, securities, investment property and general intangibles and other assets comprising or relating to the Purchased Assets, (vi) any securities account, including the Collection Account and all security entitlements to financial assets now or hereafter carried in or credited to any securities account, (vii) all rights to Income and the rights to enforce such payments arising from any of the Purchased Assets, (viii) all guarantees or other support for the Purchased Assets, (ix) any and all replacements, substitutions and distributions on the Purchased Assets, (x) any interest in the Purchased Assets or the servicing of the Purchased Assets, and (xi) any now existing or hereafter arising proceeds and distributions with respect to any of the foregoing and any other property, rights, titles or interests as are specified on a Transaction Notice (collectively, the “Collateral”).  Seller acknowledges and agrees that its rights with respect to the Collateral (including without limitation, its security interest in the Purchased Assets and any other collateral granted to Seller pursuant to any other agreement) are and shall continue to be at all times junior and subordinate to the rights of Buyer hereunder.

The parties acknowledge and agree that the perfection of such security interest is intended to be accomplished through possession of the related Purchased Assets by Buyer, Custodian or by any other Person on Buyer’s behalf, and that such possession unless otherwise agreed is for Buyer’s own account.

b)                                     Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, to file such financing statement or statements relating to the Purchased Assets and the Collateral without Seller’s signature thereon as Buyer at its option may deem appropriate, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by, but with notice to, Seller, if an Event of Default shall have occurred and be continuing, to do the following:

(i)                                     in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Purchased Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any other Purchased Assets whenever payable;

(ii)                                  to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Assets;

(iii)                               (A) to direct any party liable for any payment under any Purchased Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Assets; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Assets or any proceeds thereof and to enforce any other right in respect of any Purchased Assets; (E) to defend any suit, action or proceeding brought against Seller with respect to any Purchased Assets; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Assets as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Purchased Assets and the Collateral and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable until all Obligations have been paid in full and this Agreement is terminated in accordance with the terms hereof.

Seller also authorizes Buyer, if an Event of Default shall have occurred, from time to time, to execute, in connection with any sale provided for in Section 20 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Assets.  The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Purchased Assets and shall not impose any duty upon it to exercise any such powers.  Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

10.                               CONDITIONS PRECEDENT

a)                                      As conditions precedent to the first Transaction to occur on or after the Effective Date, Buyer shall have completed the due diligence review pursuant to Section 39, and such review shall be satisfactory to Buyer in its sole discretion.  Buyer shall have received on or before the day of such first Transaction the following, in form and substance satisfactory to Buyer and duly executed by each party thereto:

(i)                                     The Program Documents duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver;

(ii)                                  Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Assets and other Collateral have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1;

(iii)                               A certified copy of Seller’s limited liability company resolutions and Guarantor’s corporate resolutions, approving the Program Documents and Transactions thereunder (either specifically or by general resolution), and all documents evidencing other necessary limited liability company or corporate action or governmental approvals as may be required in connection with the Program Documents;

(iv)                              An incumbency certificate of the secretaries of Seller, certifying the names, true signatures and titles of Seller’s representatives duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;

(v)                                 Opinions of Seller’s counsel as to such matters as Buyer may reasonably request (including, without limitation, perfected security interest in the Collateral) and in form and substance acceptable to Buyer;

(vi)                              A copy of the Underwriting Guidelines certified by an officer of Seller;

(vii)                           Evidence of establishment of the Collection Account;

(viii)                        The Spirit Guaranty; and

(ix)                                Any other documents reasonably requested by Buyer.

b)                                     The obligation of Buyer to enter into each Transaction (including the initial Transaction) pursuant to this Agreement is subject to the following conditions precedent:

(i)                                     Buyer or its designee shall have received on or before the day of a Transaction with respect to such Purchased Assets the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

(A)                              Transaction Notice and Asset Schedule delivered pursuant to Section 4(a);
(B)                                The Trust Receipt with respect to such Purchased Assets, with the Asset Schedule attached; and
(C)                                Such certificates, customary opinions of counsel or other documents as Buyer may reasonably request; provided, that such opinions of counsel shall not be required routinely in connection with each Transaction but shall only be required from time to time as deemed necessary by Buyer in good faith.

(ii)                                  No Default or Event of Default shall have occurred and be continuing.

(iii)                               Buyer shall not have determined that the introduction of or a change in any requirement of law or in the interpretation or administration of any requirement of law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions with a Pricing Rate based on LIBO Rate.

(iv)                              All representations and warranties in the Program Documents shall be true and correct on the date of such Transaction and Seller and Gurantor are in compliance with the terms and conditions of the Program Documents.

(v)                                 The then aggregate outstanding Purchase Price for all Purchased Assets, when added to the Purchase Price for the requested Transaction, shall not exceed the Maximum Aggregate Purchase Price with respect to all Purchased Assets.

(vi)                              Buyer shall have determined that all actions necessary or, in the opinion of Buyer, desirable to maintain Buyer’s perfected interest in the Purchased Assets and other Collateral have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1.

(vii)                           Seller shall have paid to Buyer all fees and expenses owed to Buyer in accordance with this Agreement.

(viii)                        Buyer or its designee shall have received any other documents reasonably requested by Buyer.

(ix)                                There is no Margin Deficit at the time immediately prior to or immediately following such Transaction.

(x)                                   No event or events shall have been reasonably determined by Buyer to have occurred resulting in the effective absence of a “repo market” respecting loans or mortgage-backed or asset-backed securities such that Buyer is or was unable to finance or fund purchases under this Agreement through the “repo market” or Buyer’s customers.

(xi)                                Each secured party (including any party that has a precautionary security interest in a Loan or LLC Interests) has released all of its right, title and interest in, to and under such Loan or LLC Interests (including, without limitation, any security interest that such secured party or secured party’s agent may have by virtue of its possession, custody or control thereof) and has filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Loan or LLC Interests, and each such release and Uniform Commercial Code termination statement has been delivered to Buyer prior to such Transaction.

(xii)                             Seller shall have delivered in such Transaction to Buyer, with respect to a Loan, the Underwriting Package (A) for each Loan that is a Tier One Asset, not less than four (4) Business Days prior to the date of the related Transaction Notice and (B) for each Loan that is not a Tier One Asset, not less than ten (10) Business Days prior to the date of the related Transaction Notice, and Buyer shall have approved each such Loan in its sole discretion. Buyer agrees that it shall notify Seller of its approval or disapproval of each such proposed Loan within ten (10) Business Days after its receipt of the complete Underwriting Package and supplemental requests (whether requested orally or in writing) related to such proposed Loan. For purposes of this provision, an Underwriting Package received by Buyer after 1:00 p.m. (New York City time) shall be deemed to be received on the following Business Day.

(xiii)                          Each Loan constituting a Purchased Asset in such Transaction shall have an interest rate not less than: (A) with respect to a fixed-rate Loan, the 10-year U.S. Dollar Interest Rate Swaps plus 1.75% as of the initial Purchase Date of such Purchased Asset; or (B) with respect to a floating-rate Loan, LIBO Rate plus 1.75% as of the initial Purchase Date of such Purchased Asset.

(xiv)                         Satisfaction of any conditions precedent to the first Transaction on or after the Effective Date as set forth in clause (a) of this Section 10 that were not satisfied prior to such first Purchase Date.

(xv)                            With respect to the LLC Interests, Seller shall have directed all payments on the LLC Interest to be deposited into a cash account entitled “Citigroup Global Markets Realty Corp.”, for the benefit of Buyer.

11.                               RELEASE OF PURCHASED ASSETS

Upon timely payment in full of the Repurchase Price and all other Obligations owing with respect to a Purchased Asset, if no Default or Event of Default has occurred and is continuing, Buyer shall, and shall direct Custodian to, release such Purchased Asset unless such release would give rise to or perpetuate a Margin Deficit. Except as set forth in Sections 6 and

16, Seller shall give at least three (3) Business Days’ prior written notice to Buyer if such repurchase shall occur on other than a Repurchase Date set forth in Section 3(b).

If such a Margin Deficit is applicable, Buyer shall notify Seller of the amount thereof and Seller may thereupon satisfy the Margin Call in the manner specified in Section 6.

12.                               RELIANCE

With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf.

13.                               REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants, and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date be deemed to represent and warrant, that:

a)                                      Existence.  Seller (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and, with respect to Spirit Seller, qualifies as a real estate investment trust under Section 856 of the Code and is in compliance with all provisions of the Code governing its status as a real estate investment trust, (b) has all requisite limited liability company, corporate or other power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being, or as proposed to be, conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, and (d) is in compliance in all material respects with all Requirements of Law, except where failure so to comply would not have a Material Adverse Effect.

b)                                     Reserved.

c)                                      Litigation.  There are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against Seller or any of its Subsidiaries or affecting any of the property thereof before any Governmental Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to have a Material Adverse Effect or (ii) which questions the validity or enforceability of any of the Program Documents or any action to be taken in connection with the transactions contemplated hereby and there is a reasonable likelihood of a Material Adverse Effect or adverse decision.

d)                                     No Breach.  Neither (a) the execution and delivery of the Program Documents nor (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the charter or by-laws (or other organizational or governing documents) of Seller, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or other material agreement or instrument to which Seller, or any of its Subsidiaries, is a party or by which any of them or any of their property is bound or to which any of them is subject, or constitute a default under any such material agreement or instrument, or (except for the Liens created pursuant to this Agreement) result in the creation or imposition of any Lien upon any property of Seller or any of its Subsidiaries, pursuant to the terms of any such agreement or instrument.

e)                                      Action.  Seller has all necessary limited liability company, corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Documents to which it is a party; the execution, delivery and performance by Seller of each of the Program Documents to which it is a party has been duly authorized by all necessary corporate or other action on its part; and each Program Document has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

f)                                        Approvals.  No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person, are necessary for the execution, delivery or performance by Seller of the Program Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to this Agreement.

g)                                     Margin Regulations.  Neither a Transaction hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, U or X.

h)                                     Taxes.  Seller and its Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Seller and its Subsidiaries in respect of taxes and other governmental charges are adequate.

i)                                         Investment Company Act.  Neither Seller nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act. Seller is not subject to any Federal or state statute or regulation which limits its ability to incur indebtedness.

j)                                         No Legal Bar.  With the caveat as set forth in 13(d), the execution, delivery and performance of this Agreement and the Transactions hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of Seller or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien (other than the Liens created hereunder) on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

k)                                      No Default.  Neither Seller nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which should reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing under this Agreement.

l)                                         Collateral; Collateral Security.

(i)                                     Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased Asset to any other Person, and immediately prior to the sale of any such Purchased Asset to Buyer, Seller was the sole owner of such Purchased Asset and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the Liens granted in favor of Buyer hereunder and no Person other than Seller has any Lien on any Purchased Asset.

(ii)                                  The provisions of this Agreement are effective to create in favor of Buyer a valid security interest in all right, title and interest of Seller in, to and under the Collateral.

(iii)                               Upon receipt by Custodian of each Note, endorsed in blank by a duly authorized officer of the payee or last endorsee, Buyer shall have a fully perfected first priority security interest therein, in the Loan evidenced thereby and in Seller’s interest in the related Mortgaged Property.

(iv)                              Upon receipt by Custodian of each LLC Certificate, Buyer shall have a fully perfected first priority security interest in the related LLC Interests.

(v)                                 Upon the filing of financing statements on Form UCC-1, naming Buyer as “Secured Party” and Seller as “Debtor” and describing the Collateral, the security interests granted hereunder in the Collateral will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of Seller in, to and under such Collateral, which can be perfected by filing under the Uniform Commercial Code.

m)                                   Chief Executive Office; Chief Operating Office.  Seller’s chief executive office on the Effective Date is located at 14631 N. Scottsdale Road, Suite 200, Scottsdale, Arizona 85254 and the chief operating office is located at 14631 N. Scottsdale Road, Suite 200, Scottsdale, Arizona 85254.

n)                                     Location of Books and Records.  The location where Seller keeps its books and records, including all computer tapes and records relating to the Purchased Assets and any Collateral, is its chief executive office or chief operating office or the offices of Custodian and Servicer.

o)                                     True and Complete Disclosure.  The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Seller to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Program Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Seller to

Buyer in connection with this Agreement and the other Program Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Program Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

p)                                     ERISA.  Each Plan to which Seller or its Subsidiaries make direct contributions, and, to the knowledge of Seller, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. No event or condition has occurred and is continuing as to which Seller would be under an obligation to furnish a report to Buyer under Section 14(a)(vi) hereof.

q)                                     Licenses.  Buyer will not be required solely as a result of purchasing the Purchased Assets to be licensed, registered or approved or to obtain permits or otherwise qualify (i) to do business in any state in which it currently so required or (ii) under any state consumer lending, fair debt collection or other applicable state statute or regulation.

r)                                        True Sales.  Any and all interest of a Qualified Originator in, to and under any Mortgage funded in the name of or acquired by such Qualified Originator or seller which is an Affiliate of Seller has been sold, transferred, conveyed and assigned to Seller pursuant to a legal sale and such Qualified Originator retains no interest in such Loan.

s)                                      No Burdensome Restrictions.  No Requirement of Law or Contractual Obligation of Seller or any of its Subsidiaries has a Material Adverse Effect.

t)                                        Subsidiaries.  All of the Subsidiaries of Seller at the date hereof are listed on Schedule A to this Agreement.

u)                                     Origination and Acquisition of Loans.  The Loans were originated or acquired by Seller or a Qualified Originator, and the origination and collection practices used by Seller or Qualified Originator, as applicable, with respect to the Loans have been, in all material respects legal, proper, prudent and customary in the franchise or commercial, as applicable, mortgage loan origination business and in accordance with the Underwriting Guidelines.  The servicing of each of the Loans has been in all material respects, legal, proper, prudent and customary in the commercial mortgage loan servicing business and in accordance with the Accepted Servicing Practices.

v)                                     Solvency; Fraudulent Conveyance. As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of Seller is greater than the fair value of its liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of Seller in accordance with GAAP) of Seller and Seller is and will be solvent, is and will be able to pay its debts as they mature and does not and will not have an unreasonably small amount of capital to engage in the business in which it is engaged and proposes to engage. Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets. Seller is not transferring any Purchased Asset with any intent to hinder, delay or defraud any of its creditors.

w)                                   FCCR.  (i) The Weighted Average Aggregate FCCR for all of the Purchased Assets is not less than 1.5; and (ii)(A) no more than five percent (5%) of the Purchased Assets (by aggregate Collateral Value) have a Unit-Level FCCR of between 1.25 and 1.10; provided, that if the aggregate Collateral Value of the Purchased Assets is less than $100,000,000, then no more than the greater of (1) five percent (5%) of the Purchased Assets (by aggregate Collateral Value) or (2) $6,500,000 in Collateral Value of the Purchased Assets have a Unit-Level FCCR of between 1.25 and 1.10; and (B) no more than five percent (5%) of Purchased Assets have a Master Lease FCCR of between 1.25 and 1.10; provided, that if the aggregate Collateral Value of the Purchased Assets is less than $100,000,000, then no more than the greater of (1) five percent (5%) of the Purchased Assets (by aggregate Collateral Value) or (2) $6,500,000 in Collateral Value of the Purchased Assets have a Master Lease FCCR of between 1.25 and 1.10.

x)                                       Program Documents.  The Program Documents and any other agreement executed and delivered in connection with the Loans and the LLC Interests are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. The Program Documents are in full force and effect, and the enforceability of the Program Documents have not been contested by any other party.  No default or event of default exists under any of the Program Documents that could reasonably be expected to have a Material Adverse Effect or that has not been cured or remedied on a timely basis.  Neither Seller nor any other party to the Program Documents have waived the performance by any other party of any action, if the failure to perform such action would cause the Program Documents to be in default, nor has Seller waived any default resulting from any action or inaction by such party, in each case if such waiver could reasonably be expected to have a Material Adverse Effect.

y)                                     Corporate Separateness.  The capital of Seller is adequate for the respective business and undertakings of Seller.  Other than as provided in this Agreement and the other Program Documents, Loan Seller is not engaged in any business transactions with Guarantor or any of its Affiliates other than transactions in the ordinary course of its business on an “arms-length” basis.  The funds and assets of Loan Seller are not, and will not be, commingled with the funds of any other person.

14.                               COVENANTS OF SELLER

Seller hereby covenants with Buyer as follows:

a)                                      Financial Statements.  Seller shall deliver to Buyer:

(i)                                annual consolidated audited financial statements of Seller or consolidated financial statements of any entity that is consolidated with Seller and its Affiliates no later than 90 days after year-end and quarterly unaudited statements of Seller and its

Affiliates no later than 45 days after quarter-end, all in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(ii)                             as soon as reasonably practicable, (A) quarterly and annual consolidating financial statements reflecting material inter-company adjustments and (B) all form 10-K, registration statements and other “corporate finance” filings made with the Securities and Exchange Commission (other than 8-K and Section 16 filings); provided, however, that Seller will provide Buyer with a copy of Seller’s or its Affiliates’ annual SEC Form 10-K filing no later than 90 days after year-end, all in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(iii)                          reserved;

(iv)                         monthly portfolio performance data with respect to the Notes and associated Collateral, including, without limitation, any outstanding delinquencies, prepayments in whole or in part;

(v)                            from time to time such other information regarding the Collateral and the financial condition, operations, or business of Seller and Guarantor as Buyer may reasonably request; and

(vi)                         as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer knows, or with respect to any Plan or Multiemployer Plan to which Seller or any of its Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of Seller setting forth details respecting such event or condition and the action, if any, that Seller or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Seller or an ERISA Affiliate with respect to such event or condition):

(A)                              any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code) (a “Reportable Event”); and any request for a waiver under Section 412(d) of the Code for any Plan;

(B)                                the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by Seller or an ERISA Affiliate to terminate any Plan;
(C)                                the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Seller or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;
(D)                               the complete or partial withdrawal from a Multiemployer Plan by Seller or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Seller or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;
(E)                                 the institution of a proceeding by a fiduciary of any Multiemployer Plan against Seller or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) days;
(F)                                 the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Seller or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections; and

(vii)                      Seller will furnish to Buyer, at the time it furnishes the financial statements pursuant to paragraph (iii) above, a certificate of a Responsible Officer of Seller to the effect that, to the best of such Responsible Officer’s knowledge, Seller during such fiscal period has observed or performed all of its covenants and other agreements, and satisfied every material condition, contained in this Agreement and the other Program Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action Seller has taken or proposes to take with respect thereto).

b)                                     Litigation.  Seller will promptly, and in any event within one (1) Business Day after service of process, give to Buyer notice of all legal or arbitrable proceedings affecting Seller, Guarantor or any of its Subsidiaries that questions or challenges the validity or enforceability of any of the Program Documents or as to which there is a reasonable likelihood of adverse determination which would result in a Material Adverse Effect or in which the matter in controversy exceeds $1,000,000.

c)                                      Existence, Etc.  Each of Seller and its Subsidiaries will:

(i)                                With respect to Seller and Net Lease Borrowers only, preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises;

(ii)                             comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(iii)                          keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(iv)                         pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and

(v)                            permit representatives of Buyer, during normal business hours upon one (1) Business Day’s prior written notice at a mutually desirable time or at any time during the continuance of an Event of Default, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Buyer.

d)                                     Prohibition of Fundamental Changes.  Seller shall not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided, that Seller may merge or consolidate with (a) any Subsidiary of Seller or (b) any other Person if Seller is the surviving entity, or Buyer consents to such merger or consolidation; and provided, further, that if after giving effect thereto, no Default would exist hereunder.

e)                                      Margin Deficit.  If at any time there exists a Margin Deficit, Seller shall cure same in accordance with Section 6(a) hereof.

f)                                        Notices. Seller shall give notice to Buyer promptly:

(i)                                upon Seller becoming aware of, and in any event within one (1) Business Day after, the occurrence of any Default or Event of Default or any event of default or default under any other material agreement of Seller;

(ii)                             upon Seller becoming aware of any default related to any Purchased Asset or Collateral, any Material Adverse Effect or any event or change in circumstances which should reasonably be expected to have a Material Adverse Effect;

(iii)                          upon Seller becoming aware during the normal course of its business that the Mortgaged Property in respect of any Loan or Loans with an aggregate unpaid principal balance of at least $250,000 has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to materially and adversely affect the value of such Loan;

(iv)                         upon the entry of a judgment or decree against Seller or Guarantor or any of its Subsidiaries in an amount in excess of $1,000,000; and

(v)                            upon the termination of the Custody Agreement or any other Servicing Agreement; and

(vi)                         of a move of Seller’s chief executive office or chief operating office from the addresses referred to in Section 13(m), which such notice shall be written notice thirty (30) days prior to such move.

Each notice pursuant to this Section 14(f) (other than (v) and (vi)) shall be accompanied by a statement of a Responsible Officer of Seller setting forth details of the occurrence referred to therein and stating what action Seller or Gurantor has taken or proposes to take with respect thereto.

g)                                     Servicing.  Seller shall cause Servicer to service, or cause to be serviced, the Purchased Assets, in accordance with Accepted Servicing Practices, pending any delivery of such servicing to Buyer pursuant to the Custody Agreement or any other Servicing Agreement, employing at least the same procedures and exercising the same care that Servicer customarily employs in servicing mortgaged properties and mortgage loans for its own account.  Seller shall cause Servicer to hold or cause to be held all escrow funds collected with respect to such Purchased Assets in trust accounts and shall apply the same for the purposes for which such funds were collected.  If Seller should discover that, for any reason whatsoever, Seller or any entity responsible to Buyer by contract for managing or servicing any such Purchased Asset has failed to perform fully Servicer’s obligations with respect to the servicing of the Purchased Assets or any of the obligations of such entities with respect to the Loans or the LLC Interests, Seller shall promptly notify Buyer.  Prior to any Person other than Midland Loan Services, Inc. becoming Servicer or a subservicer of the Purchased Assets, Buyer shall have the right to approve each such Servicer and the form of all Servicing Agreements or servicing side letter agreements with respect thereto.

h)                                     Underwriting Guidelines.  Seller shall notify Buyer in writing of any material modifications to the Underwriting Guidelines prior to implementation of such change, and unless Buyer objects in writing within ten (10) Business Days of receipt of notice, the proposed modifications shall be deemed acceptable.

i)                                         Lines of Business.  Seller will not engage to any substantial extent in any line or lines of business activity other than financing, acquiring, leasing, selling or exchanging commercial real estate, interests in commercial real estate or interests in entities that own or operate commercial real estate, and the businesses generally carried on by it as of the Initial Purchase Date.

j)                                         Transactions with Affiliates.  Seller will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) not expressly prohibited under this Agreement, (b) in the ordinary course of Seller’s business and (c) upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

k)                                      Limitation on Liens.  Seller will not, nor will it permit or allow others to, create, incur or permit to exist any Lien, security interest or claim on or to any of its Collateral, except for: (i) Liens (not otherwise permitted hereunder) which are created in connection with the purchase of fixed assets and equipment necessary in the ordinary course of Seller’s business or to finance residual certificates issued in connection with securitizations of mortgage loans completed by Seller which are financed solely based on a pledge of such residual certificates; and (ii) Liens on the Collateral created pursuant to this Agreement. Seller will defend the Collateral against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Collateral, other than the security interests created under this Agreement, and Seller will defend the right, title and interest of Buyer in and to any of the Collateral against the claims and demands of all persons whomsoever.  Seller will not permit or allow any of its Subsidiaries to create, incur or permit to exist any Lien, security interest or claim on or to any Mortgaged Property that is related to a Purchased Asset, except in accordance with the Program Documents and any Master Loan Agreement.

l)                                         Limitation on Sale of Assets.  Except for sales and securitizations of Purchased Assets with respect to which Seller has paid the Repurchase Price as set forth herein, Seller and its Subsidiaries, taken as a collective whole, shall not convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired or allow any Subsidiary to Transfer substantially all of Seller’s consolidated assets taken as a whole to any Person; provided, that Seller may after prior written notice to Buyer allow such action with respect to any Subsidiary which is not a material part of Seller’s overall business operations.

m)                                   Limitation on Distributions.  Without Buyer’s consent, except for customary distributions, Seller shall not make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any stock or senior or subordinate debt of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller.

n)                                     Reserved.

o)                                     Restricted Payments.  Seller shall not make any Restricted Payments following an Event of Default.

p)                                     Servicing Transmission.  Seller shall provide to Buyer two (2) Business Days prior to each Repurchase Date (i) the Servicing Transmission, with respect to the Mortgaged Properties serviced under the Custody Agreement by Servicer which were a part of the Purchased Assets prior to the first day of the current month, summarizing Servicer’s delinquency and loss experience with respect to Mortgaged Properties serviced by Servicer (including, in the case of the Mortgaged Properties and, specifically, the Leases thereof, the following categories: current, 30-59, 60-89, 90-119, 120-149 and 150+ days delinquent) and (ii) any other information reasonably requested by Buyer with respect to the Mortgaged Properties.  Servicer shall also include in the Servicing Transmission such information relating to the servicing of the Purchased Assets as may be required by Buyer under the Custody Agreement.

q)                                     No Amendment or Waiver.  Seller will not, nor will it permit or allow others to amend, modify, terminate or waive any provision of any Purchased Asset to which Seller is a party in any manner which shall reasonably be expected to materially and adversely affect the value of such Purchased Asset as Collateral.  Seller will not, nor will it permit or allow others to amend, modify, terminate or waive any provision of any LLC Agreement pursuant to which Purchased Assets have been issued without the prior written consent of Buyer.

r)                                        Maintenance of Property; Insurance.  Seller shall keep or cause the related operator of the Mortgaged Properties to keep the related Mortgaged Property in good working order and condition.  Seller shall maintain or cause the related mortgagor or Tenant under a Mortgage or Lease as operator of the Mortgaged Property to maintain the insurance in form and amount as required under the related Mortgage or Lease and shall not reduce such coverage without the written consent of Buyer, and shall also maintain or cause the Tenant under the terms of the Lease to maintain such insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities.  The Schedule of Insurance attached as Schedule B hereto sets forth the insurance in effect on the Initial Purchase Date.

s)                                      Further Identification of Collateral. Seller will furnish to Buyer from time to time statements and schedules further identifying and describing the Purchased Assets and such other reports in connection with the Purchased Assets as Buyer may reasonably request, all in reasonable detail.

t)                                        Purchased Asset Determined to be Defective.  Upon discovery by Seller or Buyer of any breach of any representation or warranty listed on Appendix A hereto applicable to any Purchased Asset that would result in the Purchased Asset not being an Eligible Asset, the party discovering such breach shall promptly give notice of such discovery to the other.

u)                                     Illegal Activities; Anti-Money Laundering Laws. Seller has not engaged, is not engaging, and shall not in the future engage in any conduct or activity that could subject its assets to forfeiture or seizure, including without limitation, conduct or activities in violation of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act or narcotic drug laws.  Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA PATRIOT Act of 200l (collectively, the “Anti Money Laundering Laws”).  As and to the extent required by the Anti Money Laundering Laws, Seller (i) has conducted the requisite due diligence in connection with the origination of each Purchased Asset for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable mortgagor, dealership guarantor, other obligor, and their respective principals, and the origin of the assets used by the said mortgagor to purchase the property in question, and (ii) maintains, and will maintain, sufficient information to identify the applicable mortgagor and its principals, for purposes of the Anti-Money Laundering Laws.  No Purchased Asset is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no mortgagor or any of its principals, is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations.

v)                                     Non-Usage Fee.  Seller agrees to pay to Buyer on each Repurchase Date the accrued and unpaid Non-Usage Fee.

15.                               REPURCHASE DATE PAYMENTS/COLLECTIONS

On each Repurchase Date, Seller shall remit or shall cause to be remitted to Buyer the Repurchase Price together with any other Obligations then due and payable.

16.                               REPURCHASE OF PURCHASED ASSETS; CHANGE OF LAW

a)                                      Upon discovery by Seller of a breach of any of the representations and warranties set forth in Appendix A to this Agreement, Seller shall give prompt written notice thereof to Buyer.  Upon any such discovery by Buyer, Buyer will notify Seller.  It is understood and agreed that the representations and warranties set forth in Appendix A to this Agreement shall survive delivery of the respective Custodian’s Loan Files to Custodian and shall inure to the benefit of Buyer and Buyer’s successors and assigns.  The fact that Buyer has conducted or has failed to conduct any partial or complete due diligence investigation in connection with its purchase of any Loan or LLC Interests shall not affect Buyer’s right to demand repurchase as provided under this Agreement.  Seller shall within five (5) Business Days of the earlier of Seller’s discovery or Seller’s receiving notice, with respect to any Loan or LLC Interests, of (i) any breach of a representation or warranty contained in Appendix A to this Agreement or (ii) any failure to deliver any of the items required to be delivered as part of the Custodian’s Loan File within the time period required for delivery pursuant to the Custody Agreement, promptly cure such breach or delivery failure in all material respects.  If within five (5) Business Days after the earlier of Seller’s discovery of such breach or delivery failure or Seller’s receiving notice thereof such breach or delivery failure has not been remedied by Seller, Seller shall promptly upon receipt of written instructions from Buyer purchase such Loan or LLC Interests, as applicable, at a purchase price equal to the Repurchase Price with respect to such Loan or LLC Interests, as applicable, by depositing such Repurchase Price in the Collection Account; provided, however, that, with the exception of the delivery of a Note or LLC Certificate, if Seller is diligently pursuing a cure of such breach or delivery failure, Seller shall have ten (10) days in addition to such five (5) Business Day period to cure such breach or delivery failure in all material respects.

b)                                     If Buyer determines that the introduction of, any change in, or the interpretation or administration of any requirement of law has made it unlawful or commercially impracticable to engage in any Transactions with a Pricing Rate based on LIBO Rate, then Seller (i) shall, upon its receipt of notice of such fact and demand from Buyer (with a copy of such notice to Custodian), repurchase the Purchased Assets subject to the Transaction on the next succeeding Business Day and, at Seller’s election, concurrently enter into a new Transaction with Buyer with a Pricing Rate based on the Prime Rate plus the margin set forth in the Side Letter as part of the Pricing Rate and (ii) may elect, by giving notice to Buyer and Custodian, that all new Transactions shall have Pricing Rates based on the Prime Rate plus such margin.

c)                                      If Buyer determines in its sole discretion that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Buyer’s capital or on the capital of any Affiliate of Buyer as a consequence of such Change in Law on this Agreement, then from time to time Seller will compensate Buyer or Buyer’s Affiliate, as applicable, for such reduced rate of return suffered as a consequence of such Change in Law.  Buyer shall provide Seller with prompt notice as to any Change in Law.  Notwithstanding any other provisions in this Agreement, in the event of any such Change in Law, Seller will have the right to terminate all Transactions then outstanding without any prepayment penalty as of a date selected by Seller, which date shall be prior to the then applicable Repurchase Date and which date shall thereafter for all purposes hereof be deemed to be the Repurchase Date.

17.                               RESERVED

18.                               REPURCHASE TRANSACTIONS

Buyer may, in its sole election, engage in repurchase transactions with the Purchased Assets or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Assets with a counterparty of Buyer’s choice, in all cases subject to Buyer’s obligation to reconvey the Purchased Assets (and not substitutes therefor) on the Repurchase Date.  In the event Buyer engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, Buyer shall have the right to assign to Buyer’s counterparty any of the applicable representations or warranties in Appendix A to this Agreement and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.

19.                               EVENTS OF DEFAULT

With respect to any Transactions covered by or related to this Agreement, the occurrence of any of the following events shall constitute, if declared as such by Buyer, an “Event of Default” other than the events described in (f) and (g) below which, upon their occurrence, shall automatically constitute an Event of Default:

a)                                      Seller fails to transfer the Purchased Assets to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price); or

b)                                     Seller either fails to repurchase the Purchased Assets on the applicable Repurchase Date or fails to perform its obligations under Section 6; or

c)                                      any representation, warranty or certification made or deemed made herein or in any other Program Document by Seller or Guarantor or any certificate furnished to Buyer pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect (which falsity is not cured within ten (10) Business Days of the earlier of (i) the receipt of notice by Seller or Guarantor and (ii) actual knowledge of Seller or Guarantor thereof, and could reasonably result in a Material Adverse Effect) as of the time made or furnished (other than the representations and warranties set forth in Appendix A which shall be considered solely for the purpose of determining the Purchase Price of the Loans or LLC Interests, as applicable); unless (i) Seller or Guarantor shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made and that such falsity could reasonably result in a Material Adverse Effect, or (ii) any such representations and warranties have been determined by Buyer in its sole discretion to be materially false or misleading on a regular basis and that such falsity could reasonably result in a Material Adverse Effect); or

d)                                     Seller or Guarantor shall fail to observe or perform any covenant or agreement contained in this Agreement or any other Program Document and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days after the earlier of (i) receipt of notice by Seller or Guarantor or (ii) actual knowledge of Seller or Guarantor; or

e)                                      a final judgment or judgments for the payment of money in excess of $2,000,000 in the aggregate (to the extent that it is, in the reasonable determination of Buyer, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against Seller or any of its Subsidiaries by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and Seller or Guarantor or any such Subsidiary shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

f)                                        Seller or Guarantor shall admit in writing its inability to pay its debts as such debts become due; or

g)                                     Seller or Gurantor or any of its Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate or other action for the purpose of effecting any of the foregoing; or

h)                                     a proceeding or case shall be commenced, without the application or consent of Seller or Guarantor or any of its Subsidiaries, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of, or taking of possession by, a receiver, custodian, trustee, examiner, liquidator or the like of Seller or Guarantor or any such Subsidiary or of all or any substantial part of its property, or (iii) similar relief in respect of Seller or Gurantor or any such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) or more days; or an order for relief against Seller or Guarantor or any such Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or

i)                                         without the express prior written consent of Buyer, the Custody Agreement or any Program Document shall for whatever reason (including an event of default thereunder) be terminated or the lien on the Collateral created by this Agreement or Seller’s material obligations hereunder shall cease to be in full force and effect, or the enforceability thereof shall be contested by Seller; or

j)                                         any Material Adverse Effect or Buyer reasonably determines that there exists a material impairment of Seller’s or Guarantor’s ability to perform its obligations under this Agreement, the Note or any other Program Document; or

k)                                      (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan or Multiemployer Plan, (ii) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or Multiemployer Plan or any Lien in favor of PBGC or a Plan or Multiemployer Plan shall arise on the assets of Seller or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) Seller or any ERISA Affiliate shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan or Multiemployer Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

l)                                         any Change in Control of Seller or Guarantor shall have occurred without the prior consent of Buyer; or

m)                                   Seller shall grant, or suffer to exist, any Lien on any of the Purchased Assets or the Collateral except the Liens contemplated hereby; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Purchased Assets or the Collateral in favor of Buyer or shall be Liens in favor of any Person other than Buyer; or

n)                                     Buyer shall reasonably request, specifying the reasons for such request, information, and/or written responses to such requests, regarding the financial well-being of Seller and such information and/or responses shall not have been provided within five (5) Business Days of such request; or

o)                                     Seller or any Subsidiary or Affiliate of Seller shall default under, or fail to perform as required under, or shall otherwise materially breach the terms of any instrument, agreement or contract between Seller or such other entity, on the one hand, and Buyer or any of Buyer’s Affiliates on the other; or Seller or any Subsidiary or Affiliate of Seller shall default under, or fail to perform as requested under, the terms of any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds entered into by Seller or such other entity and any third party, which default or failure entitles any party to require acceleration or prepayment of any indebtedness thereunder in an amount greater than $1,000,000.

20.                               REMEDIES

Upon the occurrence of an Event of Default, Buyer, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default pursuant to Section 19(f) or (g) hereof), shall have any or all of the following rights and remedies, which may be exercised by Buyer:

a)                                      The Repurchase Date for each Transaction hereunder shall be deemed immediately to occur.

b)                                (i)                                     Seller’s obligations hereunder to repurchase all Purchased Assets at the Repurchase Price therefor on the Repurchase Date in such Transactions shall thereupon become immediately due and payable; all Income paid after such exercise or deemed exercise shall be remitted to and retained by Buyer and applied to the aggregate Repurchase Prices and any other amounts owing by Seller hereunder; Seller shall immediately deliver to Buyer or its designee any and all original papers, records and files relating to the Purchased Assets subject to such Transaction then in Seller’s possession and/or control; and all right, title and interest in and entitlement to such Purchased Assets and Servicing Rights thereon shall be deemed transferred to Buyer.

(ii)                             Buyer shall have the right to (A) sell, on or following the Business Day following the date on which the Repurchase Price became due and payable pursuant to Section 20(b) without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may reasonably deem satisfactory any or all Purchased Assets or (B) in its sole discretion, exercised in good faith, elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid

Repurchase Price and any other amounts owing by Seller hereunder.  Seller shall remain liable to Buyer for any amounts that remain owing to Buyer following a sale and/or credit under the preceding sentence.  The proceeds of any disposition of Purchased Assets shall be applied: first, to the costs and expenses incurred by Buyer in connection with or as a result of an Event of Default; second, to the aggregate Repurchase Prices; third, to all other Obligations; and any amounts remaining shall be paid to Seller.

(iii)                          The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid.  In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the underlying Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner.  Accordingly, Buyer may elect the time and manner of liquidating any Purchased Asset and nothing contained herein shall obligate Buyer to liquidate any Purchased Asset on the occurrence of an Event of Default or to liquidate all Purchased Assets in the same manner or on the same Business Day or constitute a waiver of any right or remedy of Buyer.  Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

c)                                      In addition to its rights hereunder, Buyer shall have the right to proceed against any of Seller’s assets which may be in the possession of Buyer, any of Buyer’s Affiliates or its designee (including Custodian, to the extent acting as a custodian for the benefit of Buyer), including the right to liquidate such assets and to set-off the proceeds against moneys owed by Seller to Buyer pursuant to this Agreement.  Buyer may set off cash, the proceeds of the liquidation of the Purchased Assets and Additional Purchased Assets, any other Collateral or its proceeds and all other sums or obligations owed by Buyer to Seller hereunder against all of Seller’s Obligations to Buyer, whether under this Agreement, under a Transaction, or under any other agreement between the parties, or otherwise, whether or not such Obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

d)                                     Buyer shall have the right to obtain physical possession of the Records and all other files of Seller relating to the Purchased Assets and all documents relating to the Purchased Assets which are then or may thereafter come into the possession of Seller or any third party acting for Seller and Seller shall deliver to Buyer such assignments as Buyer shall request.

e)                                      Buyer may direct all Persons servicing the Purchased Assets to take such action with respect to the Purchased Assets as Buyer determines appropriate.

f)                                        Seller shall be liable to Buyer for the amount of all expenses (plus interest thereon at a rate equal to the Default Rate), and all costs and expenses incurred in connection with hedging or covering transactions related to the Purchased Assets.

g)                                     Seller shall cause all sums received by it or on its behalf with respect to the Purchased Assets to be deposited with Custodian (or such other Person as Buyer may direct) after receipt thereof.

h)                                     Buyer shall without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Assets and any other Collateral or any portion thereof, collect the payments due with respect to the Purchased Assets and any other Collateral or any portion thereof, and do anything that Buyer is authorized hereunder to do.  Seller shall pay all costs and expenses incurred by Buyer in connection with the appointment and activities of such receiver.

Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives, to the extent permitted by law, any right Seller might otherwise have to require Buyer to enforce its rights by judicial process.  Seller also waives, to the extent permitted by law, any defense Seller might otherwise have to the Obligations, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets and any other Collateral or from any other election of remedies.  Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

In addition to all the rights and remedies specifically provided herein, Buyer shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute.

Buyer shall have, except as otherwise expressly provided in this Agreement, the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Seller.

Seller hereby authorizes Buyer, at Seller’s expense, to file such financing statement or statements relating to the Purchased Assets and the Collateral without Seller’s signature thereon as Buyer at its option may deem appropriate, and appoints Buyer as Seller’s attorney-in-fact to execute any such financing statement or statements in Seller’s name and to perform all other acts which Buyer deems appropriate to perfect and continue the lien and security interest granted hereby and to protect, preserve and realize upon the Purchased Assets and the Collateral, including, but not limited to, the right to endorse notes, complete blanks in documents and execute assignments on behalf of Seller as its attorney-in-fact.  This power of attorney is coupled with an interest and is irrevocable without Buyer’s consent.

21.                               DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

No failure on the part of Buyer to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyer of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All rights and remedies of Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Buyer to exercise any of its rights under any other related document.  Buyer may exercise at any time after the occurrence of an Event of Default one or more remedies, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies.

22.                               USE OF EMPLOYEE PLAN ASSETS

No assets of an employee benefit plan subject to any provision of ERISA shall be used by either party hereto in a Transaction.

23.                               INDEMNITY

a)                                      Seller agrees to pay on demand (i) all reasonable out-of-pocket costs and expenses of Buyer in connection with the preparation, execution, delivery, modification, administration and amendment of the Program Documents (including, without limitation, (A) all collateral review and UCC search and filing fees and expenses and (B) the reasonable fees and expenses of counsel for Buyer with respect thereto, with respect to advising Buyer as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under this Agreement, with respect to negotiations with Seller or with other creditors of Seller or any of their Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of Buyer in connection with the enforcement of this Agreement, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for Buyer) whether or not the transactions contemplated hereby are consummated.

b)                                     Seller agrees to indemnify and hold harmless Buyer and each of its respective Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same is incurred) any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or other proceeding (whether or not such Indemnified Party is a party thereto) relating to, resulting from or arising out of any of the Program Documents and all other documents related thereto, any breach of a representation or warranty of Seller or Seller’s officer in this Agreement or any other Program Document, and all actions taken pursuant thereto) (i) the Transactions, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition or any indemnity payable under any Servicing Agreement or other servicing arrangement, (ii) the actual or alleged presence of hazardous materials on any Property or any environmental action relating in any way to any Property or (iii) the actual or alleged violation of any federal, state, municipal or local predatory lending laws, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  Seller also agrees not to assert any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby.  THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

c)                                      If Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Buyer, in its sole discretion and Seller shall remain liable for any such payments to Buyer.  No such payment by Buyer shall be deemed a waiver of any of Buyer’s rights under the Program Documents.

d)                                     Without prejudice to the survival of any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by Buyer against full payment therefor.

24.                               WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS

Seller hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Assets as a result of restrictions upon Buyer or Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that it may have to direct the order in which any of the Purchased Assets shall be disposed of in the event of any disposition pursuant hereto.

25.                               REIMBURSEMENT

All sums reasonably expended by Buyer in connection with the exercise of any right or remedy provided for herein shall be and remain Seller’s obligation.  Seller agrees to pay, with interest at the Default Rate to the extent that an Event of Default has occurred, the reasonable out-of-pocket expenses and reasonable attorneys’ fees incurred by Buyer and/or Custodian in connection with the enforcement of the Program Documents, the taking of any action, including legal action, required or permitted to be taken by Buyer (without duplication to Buyer) and/or Custodian pursuant thereto, any “due diligence” or loan agent reviews conducted by Buyer or on its behalf or any refinancing or restructuring in the nature of a “workout”.  If Buyer determines that, due to the introduction of, any change in, or the compliance by Buyer with (i) any eurocurrency reserve requirement or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to Buyer in engaging in the present or any future Transactions, then Seller agrees to pay to Buyer, from time to time, upon demand by Buyer (with a copy to Custodian) the actual cost of additional amounts as specified by Buyer to compensate Buyer for such increased costs.  Notwithstanding any other provisions in this

Agreement, in the event of any such change in the eurocurrency reserve requirement or the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority, Seller will have the right to terminate all Transactions then outstanding as of a date selected by Seller, which date shall be prior to the applicable Repurchase Date and which date shall thereafter for all purposes hereof, be deemed to be the Repurchase Date.  In addition, Buyer shall promptly notify Seller if any events in clause (i) or (ii) of this Section 25 occur.

In addition to any rights and remedies of Buyer hereunder and by law, Buyer shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable by Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer or any Affiliate thereof to or for the credit or the account of Seller or any Affiliate thereof.  Buyer agrees promptly to notify Seller after any such set off and application made by Buyer; provided, that the failure to give such notice shall not affect the validity of such set off and application.

26.                               FURTHER ASSURANCES

Seller agrees to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement, to perfect the interests of Buyer in the Purchased Assets or to better assure and confirm unto Buyer its rights, powers and remedies hereunder.

27.                               ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION

This Agreement supersedes and integrates all previous negotiations, contracts, agreements and understandings between the parties relating to a sale and repurchase of Purchased Assets and Additional Purchased Assets thereto, and it, together with the other Program Documents, and the other documents delivered pursuant hereto or thereto, contains the entire final agreement of the parties.  No prior negotiation, agreement, understanding or prior contract shall have any validity hereafter.

28.                               TERMINATION

This Agreement shall remain in effect until the earlier of: (i) October 12, 2007; provided, that such date may be extended, in Buyer’s sole discretion, upon written request of Seller delivered to Buyer not less than 30 days prior to such date, or (ii) at Buyer’s option, the occurrence of an Event of Default (such date, the “Termination Date”).  However, no such termination shall affect Seller’s outstanding obligations to Buyer at the time of such termination.  Pursuant to any extension of this Agreement, Seller shall pay to Buyer the Renewal Fee.  Seller’s obligations to indemnify Buyer pursuant to this Agreement shall survive the termination hereof.

Failure of Buyer to respond to Seller’s request for an extension pursuant to clause (i) above shall be deemed a rejection of such request.

29.                               ASSIGNMENT

a)                                      The Program Documents are not assignable by Seller.  Buyer may from time to time assign all or a portion of its rights and obligations under this Agreement and the Program Documents; provided, however, that Buyer shall maintain, for review by Seller upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned.  Upon such assignment, (a) such assignee shall be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of Buyer which assumes the obligations of such Buyer or (ii) to another Person which assumes the obligations of Buyer, be released from its obligations hereunder accruing thereafter and under the Program Documents.  Unless otherwise stated in the Assignment and Acceptance, Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing.  Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Seller.  Notwithstanding any assignment by Buyer pursuant to this Section 29, Buyer shall remain liable as to the Transactions.

b)                                     Buyer may sell to one or more Persons participations in all or a portion of its rights and obligations under this Agreement or otherwise enter into one or more syndications of its rights and obligations under this Agreement.  In the event of any such sale or syndication, Buyer shall be entitled, after consultation with Seller, to change the structure, terms (including pricing) or amount, if Buyer determines that such changes are advisable in order to achieve a successful sale or syndication; provided, however that such change to the structure, terms (including pricing) or amount is not reasonably likely to trigger an Event of Default.  With respect to any such sale or syndication, Seller agrees to (a) provide and cause its officers, directors and advisors to provide Buyer and any other proposed buyer that becomes part of the syndicate of Buyers upon request with all information reasonably deemed necessary by Buyer to effectuate such sale or syndication, (b) assist Buyer upon its reasonable request in the preparation of an offering memorandum to be used in connection with such sale or syndication and (c) make available the officers, directors and advisors of Seller and its affiliates, from time to time, to attend and make presentations regarding the business and prospects of Seller and its affiliates, as appropriate, at a meeting or meetings of prospective buyers.  Notwithstanding the terms of Section 8, each participant of Buyer shall be entitled to the additional compensation and other rights and protections afforded Buyer under Section 8 to the same extent as Buyer would have been entitled to receive them with respect to the participation sold to such participant.

30.                               AMENDMENTS, ETC.

No amendment or waiver of any provision of this Agreement nor any consent to any failure to comply herewith or therewith shall in any event be effective unless the same shall be in writing and signed by Seller and Buyer, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

31.                               SEVERABILITY

If any provision of Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

32.                               BINDING EFFECT; GOVERNING LAW

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, except that Seller may not assign or transfer any of its rights or obligations under this Agreement or any other Program Document without the prior written consent of Buyer.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

33.                               CONSENT TO JURISDICTION

SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PROGRAM DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS, ON BEHALF OF ITSELF AND ITS PROPERTY, TO THE NON EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS IN ANY ACTION OR PROCEEDING.  SELLER HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION SELLER MAY HAVE TO, NON EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS.  SELLER HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A SUMMONS AND COMPLAINT AND OTHER PROCESS IN ANY ACTION, CLAIM OR PROCEEDING BROUGHT BY BUYER IN CONNECTION WITH THIS AGREEMENT OR THE OTHER PROGRAM DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS, ON BEHALF OF ITSELF OR ITS PROPERTY, IN THE MANNER SPECIFIED IN THIS SECTION 33 AND TO SELLER’S ADDRESS SPECIFIED IN SECTION 36 OR SUCH OTHER ADDRESS AS SELLER SHALL HAVE PROVIDED IN WRITING TO BUYER.  NOTHING IN THIS SECTION 33 SHALL AFFECT THE RIGHT OF THE BUYER TO (I) SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, OR (II) BRING ANY ACTION OR PROCEEDING AGAINST SELLER OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTIONS.

34.                               SINGLE AGREEMENT

Seller and Buyer acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other.  Accordingly, Seller and Buyer each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfer in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

35.                               INTENT

Seller and Buyer recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (“USC”) (except insofar as the Loans or LLC Interests subject to such Transaction or the term of such Transaction would render such definition inapplicable), a “forward contract” as that term is defined in Section 101 of Title 11 of the USC and a “securities contract” as that term is defined in Section 741 of Title 11 of the USC (except insofar as the Loans or LLC Interests subject to such Transaction or the term of such Transaction would render such definition inapplicable).

It is understood that Buyer’s right to liquidate the Purchased Assets delivered to it in connection with the Transactions hereunder or to exercise any other remedies pursuant to Section 20 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the USC.

36.                               NOTICES AND OTHER COMMUNICATIONS

Except as provided herein, any notice required or permitted by this Agreement shall be in writing and shall be effective and deemed delivered only when received by the party to which it is sent; provided, however, that a facsimile transmission shall be deemed to be received when transmitted so long as the transmitting machine has provided an electronic confirmation (without error message) of such transmission.  Any such notice shall be sent to a party at the address or facsimile transmission number set forth below:

if to Loan Seller:

Spirit SPE Warehouse Funding, LLC
14631 N. Scottsdale Road
Suite 200
Scottsdale, Arizona 85254-2711
Attention:	Catherine Stevenson
Telephone:	(480) 606-0820
Facsimile:	(480) 606-0826

with a copy to:

Kutak Rock LLP
1801 California St., Suite 3100
Denver, Colorado 80202
Attention:	Paul E. Belitz, Esq.
Telephone:	(303) 297-2400
Facsimile:	(303) 292-7799

if to LLC Seller:

Spirit Finance Acquisitions, LLC
14631 N. Scottsdale Road
Suite 200
Scottsdale, Arizona 85254-2711
Attention:	Catherine Stevenson
Telephone:	(480) 606-0820
Facsimile:	(480) 606-0826

with a copy to:
Kutak Rock LLP
1801 California St., Suite 3100
Denver, Colorado 80202
Attention:	Paul E. Belitz, Esq.
Telephone:	(303) 297-2400
Facsimile:	(303) 292-7799

if to Spirit Seller:

Spirit Finance Corporation
14631 N. Scottsdale Road
Suite 200
Scottsdale, Arizona 85254-2711
Attention:	Catherine Stevenson
Telephone:	(480) 606-0820
Facsimile:	(480) 606-0826

with a copy to:
Kutak Rock LLP
1801 California St., Suite 3100
Denver, Colorado 80202
Attention:	Paul E. Belitz, Esq.
Telephone:	(303) 297-2400
Facsimile:	(303) 292-7799

if to Buyer or Agent:

Citigroup Global Markets Realty Corp.
390 Greenwich Street

New York, New York 10013
Attention: Christian Anderson
Telephone: (212) 723-9714
Facsimile: (212) 723-8591

Citigroup Global Markets Realty Corp.
390 Greenwich Street
New York, New York 10013
Attention: John Pawlowski
Telephone: (212) 723-4928
Facsimile: (212) 723-8591

as such address or number may be changed by like notice.

37.                               CONFIDENTIALITY

Buyer acknowledges that Spirit Seller is a public company subject to the Securities Act of 1933 and Securities Exchange Act of 1934 and that the information furnished by Spirit Seller to Buyer in the Collection Report, Asset Base Certificate and otherwise under this Agreement may constitute material non-public information (“Confidential Information”) within the meaning of such acts.  Except as consented to by Spirit Seller, Buyer hereby agrees that it will keep all Confidential Information confidential and not disclose such Confidential Information to any third party and will not engage in, directly or indirectly, any transactions involving Spirit Seller’s publicly traded securities based upon such Confidential Information. Notwithstanding the foregoing provisions of this Section 37, nothing herein shall prevent any division or department of Buyer from engaging in any lawful transaction in Spirit Seller’s publicly traded securities in connection with the ordinary course of the business of such division or department, provided that the decision to enter into such transaction is, as required by applicable law, not based, in whole or in part, on any part of the Confidential Information that is material non-public information.

This Agreement and its terms, provisions, supplements and amendments, and transactions and notices hereunder, are proprietary to Buyer and Agent and shall be held by Seller (and Seller shall cause Servicer to hold it) in strict confidence and shall not be disclosed to any third party without the consent of Buyer except for (i) disclosure to Seller’s direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality or (ii) upon prior written notice to Buyer, disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) to the extent necessary in dealing with obligors or tenants in connection with Purchased Assets or (iv) with prior written notice to Buyer, to any approved Hedge Counterparty to the extent necessary to obtain any Hedge Instrument hereunder or (v) with prior written notice to Buyer, any required Securities and Exchange Commission or state securities’ law disclosures or filings; provided, that Spirit Seller shall not file the Side Letter with the Securities and Exchange Commission or state securities office, unless otherwise agreed by Buyer in writing, and Spirit Seller agrees to use best efforts not to file the terms of the Side Letter with any such filing.  Notwithstanding anything herein to the contrary, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.  For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement.

38.                               HEDGE INSTRUMENTS

Seller shall notify Buyer two (2) Business Days prior to entering into any Hedge Instruments.

39.                               DUE DILIGENCE

Seller agrees to promptly provide Buyer and its agents with access to, copies of and extracts from any and all documents, records, agreements, instruments or information (including, without limitation, any of the foregoing in computer data banks and computer software systems) relating to its financial condition, the performance of its obligations under the Program Documents, the documents contained in the Servicing File or the Purchased Assets in the possession, or under the control, of Seller.  In addition, Buyer has the right to perform continuing due diligence reviews of (x) Seller and its Affiliates, directors, officers, employees and significant shareholders, including, without limitation, their respective financial condition and performance of their obligations under the Program Documents, (y) the Servicing File and the Purchased Assets and (z) Servicer.  Seller shall also make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Assets.  Without limiting the generality of the foregoing, Seller acknowledges that Buyer shall enter into transactions with Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets, including, without limitation, ordering new credit reports, new Appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Purchased Assets.  Seller shall pay Buyer’s out-of-pocket costs and expenses incurred by Buyer in connection with any due diligence hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, Buyer and Seller have caused their names to be signed to this Agreement by their respective officers thereunto duly authorized as of the date first above written.

CITIGROUP GLOBAL MARKETS REALTY CORP., as Buyer and Agent, as applicable

		By:	/s/ John Pawlowski
Name: John Pawlowski
Title: Authorized Signer

SPIRIT FINANCE ACQUISITIONS, LLC, as LLC Seller

		By:	/s/ Catherine Long
Name: Catherine Long
Title: Senior Vice President

SPIRIT SPE WAREHOUSE FUNDING, LLC, as Loan Sellers

		By:	/s/ Michael T. Bennett
Name: Michael T. Bennett
Title: Senior Vice President

Acknowledged and Consented to:

SPIRIT FINANCE CORPORATION, as Guarantor

By:	/s/ Christopher H. Volk
Name: Christopher H. Volk
Title: President

SPIRIT FINANCE CORPORATION, as Spirit Seller

By:	/s/ Catherine Long
Name: Catherine Long
Title: Chief Financial Officer

Annex I

Buyer Acting as Agent

This Annex I forms a part of the Master Repurchase Agreement, dated as of October 13, 2006 (the “Agreement”), among Citigroup Global Markets Realty Corp., Spirit Finance Acquisitions, LLC, Spirit SPE Warehouse Funding, LLC and Spirit Finance Corporation.  This Annex I sets forth the terms and conditions governing all transactions in which a party selling assets or buying assets, as the case may be (“Agent”), in a Transaction is acting as agent for one or more third parties (each, a “Principal”).  Capitalized terms used but not defined in this Annex I shall have the meanings ascribed to them in the Agreement.

1.                                       Additional Representations.  Agent hereby makes the following representations, which shall continue during the term of any Transaction: Principal has duly authorized Agent to execute and deliver the Agreement on its behalf, has the power to so authorize Agent and to enter into the Transactions contemplated by the Agreement and to perform the obligations of Seller or Buyer, as the case may be, under such Transactions, and has taken all necessary action to authorize such execution and delivery by Agent and such performance by it.
2.                                       Identification of Principals.  Agent agrees (a) to provide the other party, prior to the date on which the parties agree to enter into any Transaction under the Agreement, with a written list of Principals for which it intends to act as Agent (which list may be amended in writing from time to time with the consent of the other party), and (b) to provide the other party, before the close of business on the next business day after orally agreeing to enter into a Transaction, with notice of the specific Principal or Principals for whom it is acting in connection with such Transaction.  If (i) Agent fails to identify such Principal or Principals prior to the close of business on such next business day or (ii) the other party shall determine in its sole discretion that any Principal or Principals identified by Agent are not acceptable to it, the other party may reject and rescind any Transaction with such Principal or Principals, return to Agent any Purchased Assets or portion of the Purchase Price, as the case may be, previously transferred to the other party and refuse any further performance under such Transaction, and Agent shall immediately return to the other party any portion of the Purchase Price or Purchased Assets, as the case may be, previously transferred to Agent in connection with such Transaction; provided, however, that (A) the other party shall promptly (and in any event within one business day) notify Agent of its determination to reject and rescind such Transaction and (B) to the extent that any performance was rendered by any party under any Transaction rejected by the other party, such party shall remain entitled to any Price Differential or other amounts that would have been payable to it with respect to such performance if such Transaction had not been rejected.  The other party acknowledges that Agent shall not have any obligation to provide it with confidential information regarding the financial status of its Principals; Agent agrees, however, that it will assist the other party in obtaining from Agent’s Principals such information regarding the financial status of such Principals as the other party may reasonably request.

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3.                                       Limitation of Agent’s Liability.  The parties expressly acknowledge that if the representations of Agent under the Agreement, including this Annex I, are true and correct in all material respects during the term of any Transaction and Agent otherwise complies with the provisions of this Annex I, then (a) Agent’s obligations under the Agreement shall not include a guarantee of performance by its Principal or Principals and (b) the other party’s remedies shall not include a right of setoff in respect of rights or obligations, if any, of Agent arising in other transactions in which Agent is acting as principal.
4.                                       Multiple Principals.

(a)                                  In the event that Agent proposes to act for more than one Principal hereunder, Agent and the other party shall elect whether (i) to treat Transactions under the Agreement as transactions entered into on behalf of separate Principals or (ii) to aggregate such Transactions as if they were transactions by a single Principal.  Failure to make such an election in writing shall be deemed an election to treat Transactions under the Agreement as transactions on behalf of a single Principal.

(b)                                 In the event that Agent and the other party elect (or are deemed to elect) to treat Transactions under the Agreement as transactions on behalf of separate Principals, the parties agree that (i) Agent will provide the other party, together with the notice described in Section 2(b) of this Annex I, notice specifying the portion of each Transaction allocable to the account of each of the Principals for which it is acting (to the extent that any such Transaction is allocable to the account of more than one Principal); (ii) the portion of any individual Transaction allocable to each Principal shall be deemed a separate Transaction under the Agreement; (iii) the margin maintenance obligations of Seller under Section 6 of the Agreement shall be determined on a Transaction-by-Transaction basis (unless the parties agree to determine such obligations on a Principal-by-Principal basis); and (iv) Buyer’s and Seller’s remedies under the Agreement upon the occurrence of an Event of Default shall be determined as if Agent had entered into a separate Agreement with the other party on behalf of each of its Principals.

(c)                                  In the event that Agent and the other party elect to treat Transactions under the Agreement as if they were transactions by a single Principal, the parties agree that (i) Agent’s notice under Section 2(b) of this Annex I need only identify the names of its Principals but not the portion of each Transaction allocable to each Principal’s account; (ii) the margin maintenance obligations of Seller under Section 6 of the Agreement shall, subject to any greater requirement imposed by applicable law, be determined on an aggregate basis for all Transactions entered into by Agent on behalf of any Principal; and (iii) Buyer’s and Seller’s remedies upon the occurrence of an Event of Default shall be determined as if all Principals were a single Seller or Buyer, as the case may be.

(d)                                 Notwithstanding any other provision of the Agreement (including, without limitation, this Annex I), the parties agree that any Transactions by Agent on

2

behalf of an employee benefit plan under ERISA shall be treated as Transactions on behalf of separate Principals in accordance with Section 4(b) of this Annex I (and all margin maintenance obligations of the parties shall be determined on a Transaction-by-Transaction basis).

5.                                       Interpretation of Terms.  All references to “Seller” or “Buyer”, as the case may be, in the Agreement shall, subject to the provisions of this Annex I (including, among other provisions, the limitations on Agent’s liability in Section 3 of this Annex I), be construed to reflect that (i) each Principal shall have, in connection with any Transaction or Transactions entered into by Agent on its behalf, the rights, responsibilities, privileges and obligations of a “Seller” or “Buyer”, as the case may be, directly entering into such Transaction or Transactions with the other party under the Agreement, and (ii) Agent’s Principal or Principals have designated Agent as their sole agent for performance of Seller’s obligations to Buyer or Buyer’s obligations to Seller, as the case may be, and for receipt of performance by Buyer of its obligations to Seller or Seller of its obligations to Buyer, as the case may be, in connection with any Transaction or Transactions under the Agreement (including, among other things, as Agent for each Principal in connection with transfers of Securities, cash or other property and as agent for giving and receiving all notices under the Agreement).  Both Agent and its Principal or Principals shall be deemed “parties” to the Agreement and all references to a “party” or “either party” in the Agreement shall be deemed revised accordingly.

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EXHIBIT A

RESERVED

A-1

EXHIBIT B

ASSET BASE CERTIFICATE

SPIRIT FINANCE ACQUISITIONS, LLC/

SPIRIT FINANCE CORPORATION/

SPIRIT SPE WAREHOUSE FUNDING, LLC

ASSET BASE CERTIFICATE

AS OF

[Date]

TOTAL LOANS

Purchased Assets Collateral Value as shown on Asset Schedule (Appraised Values):

(a) Total Collateral Value =		$—

(b) Less Collateral Values that are not “Eligible Assets” =		$—

(c) Total Eligible Collateral Value		$—

Master Repurchase Agreement Advance Rate		$—

Total Asset Base (up to facility limit of $ )		$—

Purchased Assets Outstanding (prior Asset Base Certificate):		$—

Purchase Request As Of:	[Date]

Principal Repayments		$—

Purchased Assets Outstanding as of	[Date]	$—

Excess Availability (Deficiency) versus Borrowing Base		$—

Maximum Aggregate Purchase Price		$

Unused Aggregate Purchase Price		$(	)

SCHEDULE A

SUBSIDIARIES

Spirit SPE Warehouse Funding, LLC

(a Delaware LLC)

Spirit Finance Acquisitions, LLC

(a Delaware LLC)

Spirit Management Company

(a Maryland Corporation)

Spirit Property Holdings, LLC

(a Delaware LLC)

Spirit Pocono Corporation

(a Pennsylvania Corporation)

Spirit SPE Property Holdings II, LLC

(a Delaware LL)

Spirit SPE Canton LLC

(a Delaware LLC)

Spirit Master Funding, LLC

(a Delaware LLC)

Spirit Master Funding II, LLC

(a Delaware LLC)

Spirit Master Funding III, LLC

(a Delaware LLC)

Spirit SPE Missoula, LLC

i

(a Delaware LLC)

Spirit SPE Raleigh, LLC

(a Delaware LLC)

Spirit SPE Johnston, LLC

(a Delaware LLC)

Spirit SPE Columbia, LLC

(a Delaware LLC)

Spirit SPE US Plainview, LLC (1)

(a Delaware LLC)

Spirit SPE Covina, LLC

(a Delaware LLC)

Spirit SPE Worcester, LLC

(a Delaware LLC)

Spirit SPE Portfolio 2005-1, LLC

(a Delaware LLC)

Spirit SPE Portfolio 2005-2, LLC

(a Delaware LLC)

Spirit SPE Portfolio 2005-3, LLC

(a Delaware LLC)

Spirit SPE Portfolio 2005-5, LLC

(a Delaware LLC)

Spirit SPE General Holdings, LLC

(a Delaware LLC)

Spirit Limited Holdings, LLC

(a Delaware LLC)

Spirit SPE General Holdings II, LLC

(a Delaware LLC)

Spirit SPE Portfolio 2005-4, LP

(a Delaware limited partnership)

Spirit SPE US Vernon, LP

(a Delaware limited partnership)

Spirit SPE US Levelland, LP

(a Delaware limited partnership)

Spirit SPE US Lubbock, LP

(a Delaware limited partnership)

Spirit SPE US Burkburnett, LP

(a Delaware limited partnership)

Spirit SPE US Wichita Falls, LP

(a Delaware limited partnership)

Spirit SPE US Childress, LP

(a Delaware limited partnership)

Spirit SPE US Amarillo 522, LP

(a Delaware limited partnership)

Spirit SPE US Amarillo 526, LP

(a Delaware limited partnership)

Spirit SPE US Amarillo 527, LP

(a Delaware limited partnership)

Spirit SPE US Amarillo 533, LP

(a Delaware limited partnership)

Spirit SPE US Snyder, LP

(a Delaware limited partnership)

Spirit SPE US Perryton, LP

(a Delaware limited partnership)

Spirit SK Acquisition, LLC

(a Delaware LLC)

Spirit SPE Portfolio 2005-6, LLC

(a Delaware LLC)

Spirit SPE SK Acquisition, LLC

(a Delaware LLC)

Spirit SPE Portfolio 2006-1, LLC

(a Delaware LLC)

Spirit SPE Portfolio 2006-2, LLC

(a Delaware LLC)

Spirit SPE Portfolio 2006-3, LLC

(a Delaware LLC)

APPENDIX A

REPRESENTATIONS AND WARRANTIES

i

Representations, Warranties and Indemnities in Favor of
Buyer and Subsequent Purchasers with Respect to the Loans and the LLC Interests

(I)            By delivering a Transaction Notice, Seller shall be deemed to represent and warrant to Buyer, unless otherwise disclosed to and approved by Buyer, with respect to each such Loan transferred on any Purchase Date and, unless otherwise expressly disclosed by Seller in the list of exceptions to these representations and warranties listed in the schedule of exceptions delivered by Seller (the “Exception Schedule”) and approved by Buyer, as of each Purchase Date (or such other date as specified below), as follows:

(a)           Immediately prior to the transfer and assignment of the Loan to Buyer, Seller had good and insurable fee title to, and was the sole owner and holder of, the Loan, free and clear of any and all liens, encumbrances and other interests on, in or to the Loan.  Unless the Mortgage is in the name of Collateral Agent, the related Assignment of Mortgage and assignment of leases and rents (if any), constitutes the legal, valid and binding assignment of the Mortgage and the related assignment of leases and rents from Seller to Collateral Agent on behalf of Buyer. The endorsement of each Note is genuine, properly endorsed and constitutes the legal, valid and binding assignment of the Note and, together with the Assignment of Mortgage and assignment of leases and rents (if any), legally and validly conveys all right, title and interest in the subject Loan from Seller to Buyer.

(b)           Seller has full right and authority to sell, contribute, assign and transfer the Loan to Buyer.  The entire agreement with the related Borrower (whether originated by Seller or a different originator) is contained in the Loan Documents and there are no warranties, agreements or options regarding such Loan or the related Mortgaged Property not set forth therein.  Other than the Loan Documents, there are no agreements between any predecessor in interest in the Loan and Borrower.

(c)           The information pertaining to the Loan set forth in the Loan Schedule is true and correct in all material respects.  The Loan is an Eligible Asset. The Loan was originated or acquired in accordance with, and fully complies with, the Underwriting Guidelines in all material respects.  The related Custodian’s Loan File contains all of the documents and instruments required to be contained therein.

(d)           The following (“Permitted Exceptions”): (i) liens for real estate taxes and special assessments not yet due and payable or due but not yet delinquent, (ii) covenants, conditions and restrictions, rights-of-way, easements and other matters of public record, such exceptions being of a type or nature that are acceptable to mortgage lending institutions generally, (iii) certain purchase options and (iv) other matters to which like properties are commonly subject, which matters referred to in clauses (i), (ii), (iii) and (iv) do not, individually or in the aggregate, materially interfere with the value of the Mortgaged Property, do not materially interfere or restrict the current use or operation of the Mortgaged Property relating to the Loan and do not materially interfere with the

1

security intended to be provided by the Mortgage, the current use or operation of the Mortgaged Property or the current ability of the Mortgaged Property to generate net operating income sufficient to service the Loan.  Financing Statements have been filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and recording), in all public places necessary to perfect a valid first priority security interest in all items of personal property pledged by Borrower, if any, in connection with such Loan and in all cases, subject to any applicable purchase money security interest and to the extent perfection may be effected pursuant to applicable law solely by recording or filing Financing Statements.

(e)           With respect to each Loan, the related Mortgage constitutes a valid, legally binding and enforceable first priority lien upon the related Mortgaged Property securing such Loan and the improvements located thereon and forming a part thereof, prior to all other liens and encumbrances, except for Permitted Exceptions.  The lien of the Mortgage is insured by an ALTA lender’s title insurance policy (“Title Policy”), or its equivalent as adopted in the applicable jurisdiction, issued by a nationally recognized title insurance company, insuring the originator of the Loan, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Loan after all advances of principal, subject only to Permitted Exceptions (or, if a title insurance policy has not yet been issued in respect of the Loan, a policy meeting the foregoing description is evidenced by a commitment for title insurance “marked up” (or by “pro-forma” otherwise agreed to in a closing instruction letter countersigned by the title company) as of the closing date of the Loan).  Each Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no material claims have been made thereunder and no claims have been paid thereunder.  Seller has not, by act or omission, done anything that would materially impair the coverage under such Title Policy.  Immediately following the transfer and assignment of the Loan to Buyer, such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) will inure to the benefit of Buyer without the consent of or notice to the insurer.

(f)            Seller has not waived any material default, breach, violation or event of acceleration existing under the Mortgage or Mortgage Note.

(g)           Borrower has not waived any material default, breach, violation or event of acceleration by Tenant existing under the Lease.

(h)           There is no valid offset, defense or counterclaim to the payment or performance obligations of the Loan.

(i)            The Mortgaged Property securing any Loan is free and clear of any damage that would materially and adversely affect its value as security for the Loan.  No proceeding for the condemnation of all or any material portion of the Mortgaged Property has been commenced and the Mortgaged Property is free and clear of any damage that would materially and adversely affect the value or use of such Mortgaged Property.

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(j)            The Loan complied with all applicable usury laws in effect at its date of origination.

(k)           The proceeds of the Loan have been fully disbursed and there is no requirement for future advances thereunder.  All costs, fees and expenses incurred in making, closing and recording the Loan, including, but not limited to, mortgage recording taxes and recording and filing fees relating to the origination of such Loan, have been paid.  Any and all requirements as to completion of any on-site or off-site improvement by Borrower and as to disbursements of any escrow funds therefor that were to have been complied with have been complied with.

(l)            Borrower under the related Mortgage Note, Mortgage and all other Loan Documents had the power, authority and legal capacity to enter into, execute and deliver the same, and, as applicable, such Mortgage Note, Mortgage and Loan Documents have been duly authorized, properly executed and delivered by the parties thereto, and each is the legal, valid and binding obligation of the maker thereof (subject to any non recourse provisions contained in any of the foregoing agreements and any applicable state anti deficiency legislation), enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(m)          All improvements upon the Mortgaged Property securing any Loan are insured under insurance policies (as described in Schedule A the “Insurance Schedule”).  The Loan documents require Borrower to maintain, or cause Tenant to maintain, and the Lease requires Tenant to maintain insurance coverage described on the Insurance Schedule and all insurance required under applicable law including, without limitation, insurance against loss by hazards with extended coverage in an amount (subject to a customary deductible) at least equal to the full replacement cost of the improvements located on such Mortgaged Property, including without limitation, flood insurance if any portion of the improvements located upon the Mortgaged Property was, at the time of the origination of the Loan, in a flood zone area as identified in the Federal Register by the Federal Emergency Management Agency as a 100-year flood zone or special hazard area, and flood insurance was available under the then current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier.  The Loan Documents require Borrower to maintain, or to cause Tenant to maintain on the Mortgaged Property securing any Loan a fire and extended perils insurance policy, in an amount not less than the replacement cost and the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property. All such insurance policies contain a standard “additional insured” clause (or similar clause) naming Borrower (as landlord under the related Lease), its successors and assigns (including, without limitation, subsequent owners of the Mortgaged Property), as additional insured, and may not be reduced, terminated or canceled without thirty (30) days’ prior written notice to the additional insured.  In addition, the Mortgage requires Borrower to (i) cause Seller, as the Mortgagee, to be named as an additional insured mortgagee, and (ii) maintain (or to require Tenant to

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maintain) in respect of the Mortgaged Property workers’ compensation insurance (if applicable), commercial general, liability insurance in amounts generally required by Seller, and at least six (6) months rental or business interruption insurance.  The related Loan Documents obligate Borrower to maintain such insurance and, at such Borrower’s failure to do so, authorizes the mortgagee to maintain such insurance at Borrower’s cost and expense and to seek reimbursement therefor from such Borrower.  Each such insurance policy, as applicable, is required to name the holder of the Mortgage as an additional insured or contain a mortgagee endorsement naming the holder of the Mortgage as loss payee and requires prior notice to the holder of the Mortgage of termination or cancellation, and no such notice has been received, including any notice of nonpayment of premiums, that has not been cured.  There have been no acts or omissions that would impair the coverage of any such insurance policy or the benefits of the mortgage endorsement.  All insurance contemplated in this section is maintained with insurance companies with a General Policy Rating of “A” or better by S&P or A:VI or better by Best’s Insurance Guide and are licensed to do business in the state wherein Borrower or the Mortgaged Property subject to the policy, as applicable, is located.

(n)           The Mortgaged Property securing any Loan was subject to one or more environmental site assessments or reports (or an update of a previously conducted assessment or report) prior to the origination of such Loan, and Seller has no knowledge of any material and adverse environmental conditions or circumstance affecting such Mortgaged Property that was not disclosed in the related assessment or report(s).  There are no material and adverse environmental conditions or circumstances affecting the Mortgaged Property securing any such Loan other than, with respect to any adverse environmental condition described in such report, those conditions for which remediation has been completed and, thereafter, to the extent that such report or remediation program so recommended, (i) a program of annual integrity testing and/or monitoring was recommended and implemented in connection with the Mortgaged Property securing any such Loan or an adjacent or neighboring property; (ii) an operations and maintenance plan or periodic monitoring of such mortgaged Property or nearby properties was recommended and implemented or (iii) a follow-up plan was otherwise required to be taken under CERCLA (as defined below) or under regulations established thereunder from time to time by the Environmental Protection agency and such plan has been implemented in the case of (i), (ii) and (iii) above, Seller determined in accordance with the Underwriting Guidelines that adequate funding was available for such program or plan, as applicable.  Seller has not taken any action with respect to the Loan or the Mortgaged Property securing such Loan that could subject Buyer, or its successors and assigns in respect of the Loan, to any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or any other applicable federal, state or local environmental law, and Seller has not received any actual notice of a material violation of CERCLA or any applicable federal, state or local environmental law with respect to the Mortgaged Property securing such Loan that was not disclosed in the related report.  The Mortgage or other Loan Documents require Borrower (and the Leases require Tenant) to comply with all applicable federal, state and local environmental laws and regulations.

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(o)           The Loan is not cross-collateralized with any mortgage loan that is not a Purchased Asset.

(p)           The terms of the Mortgage, Mortgage Note, and other Loan Documents have not been impaired, waived, altered, modified, satisfied, canceled or subordinated in any material respect, except by written instruments that are part of the Custodian’s Loan File, recorded or filed in the applicable public office if necessary to maintain the priority of the lien of the related Mortgage, delivered to Buyer or its designee.

(q)           There are no delinquent taxes, ground rents, assessments for improvements or other similar outstanding lienable charges affecting the Mortgaged Property which are or may become a lien of priority equal to or higher than the lien of the Mortgage.  For purposes of this representation and warranty, real property taxes and assessments shall not be considered unpaid until the date on which interest and/or penalties would be payable thereon.

(r)            Except for Loans secured by Ground Leases, the interest of Borrower in the Mortgaged Property consists of a fee simple estate in real property.

(s)           Each Loan is a whole loan and not a participation interest.

(t)            The assignment of the Mortgage referred to in the Custodian’s Loan File constitutes the legal, valid and binding assignment of such Mortgage from the relevant assignor to Buyer or to Collateral Agent.  The Assignment of Leases and Rents set forth in the Mortgage or separate from the Mortgage and related to and delivered in connection with each Loan establishes and creates a valid, subsisting and, subject only to Permitted Exceptions, enforceable first priority lien and first priority security interest in Borrower’s interest in all leases, subleases, licenses or other agreements pursuant to which any person is entitled to occupy, use or possess all or any portion of the real property subject to the Mortgage, and each assignor thereunder has the full right to assign the same.  The related assignment of Mortgage or any assignment of leases and rents not included in a Mortgage, executed and delivered in favor of Buyer is in recordable form and constitutes a legal, valid and binding assignment, sufficient to convey to the assignee named therein all of the assignor’s right, title and interest in, to and under such assignment of leases and rents.

(u)           All escrow deposits relating to the Loan that are required to be deposited with the related Seller or its agent have been so deposited.

(v)           As of the date of origination of such Loan and, as of the Transfer Date, as the case may be, the Mortgaged Property securing such Loan was and is free and clear of any mechanics’ and materialmen’s liens or liens in the nature thereof which create a lien prior to that created by the Mortgage, except those which are insured against by the Title Policy referred to in (e) above.

(w)          As of the date of the origination of the Loan, no improvement that was included for the purpose of determining the appraised value of the related Mortgaged

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Property securing such Loan at the time of origination of the Loan lay outside the boundaries and building restriction lines of such property in any way that would materially and adversely affect the value of such Mortgaged Property or the ability to operate the Mortgaged Property under the related Lease (unless affirmatively covered by the title insurance referred to in paragraph (e) above), and no improvements on adjoining properties encroached upon such Mortgaged Property to any material extent.

(x)            (i) There exists no material default, breach or event of acceleration under the Loan, the Master Loan Agreement or any of the Loan Documents or the Lease, (ii) there exists no event (other than payments due but not yet delinquent) that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute such a material default, breach or event of acceleration and (iii) no payment on any Loan is, or has previously been 30 or more days delinquent, however, that this representation and warranty does not cover any default, breach or event of acceleration that specifically pertains to any matter otherwise covered or addressed by any other representation and warranty made by Seller with respect to the Loans.

(y)           In connection with the origination of each Loan, Seller inspected or caused to be inspected the Mortgaged Property securing the Loan by inspection, appraisal or otherwise as required in Seller’s Underwriting Guidelines then in effect.

(z)            The Loan contains no equity participation by or shared appreciation rights in the lender or beneficiary under the Mortgage, and does not provide for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property securing the Loan, or for negative amortization.

(aa)         No holder of the Loan has advanced funds or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property securing the Loan, directly or indirectly, for the payment of any amount required by the Loan (other than amounts paid by Tenant as specifically provided under the related Lease).

(bb)         To Seller’s knowledge, based on due diligence customarily performed in the origination or acquisition of comparable mortgage loans by Seller, as of the date of origination or acquisition of the Loans, the related Borrowers were in compliance with all applicable laws relating to the ownership and operation of the Mortgaged Properties securing the Loan as they were then operated and were in possession of all material licenses, permits and authorizations required by applicable laws for the ownership and operation of such Mortgaged Properties as they were operated; and, to Seller’s knowledge, (1) Tenant is not in default of its obligations under any such applicable license, permit or agreement and (2) each such license, permit and agreement is in full force and effect.  With respect to Mortgaged Properties that are operated as franchised properties, and except with respect to Loans for which the related Tenant is the franchisor, Tenant of such Mortgaged Property has entered into a legal, valid, and binding franchise agreement and such Tenant has represented in the applicable lease documents that, as of the date of origination or acquisition of the Loan, there were no defaults under the franchise agreement by such Tenant.

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(cc)         The origination, servicing and collection practices Seller used with respect to the Loan, have complied with applicable law in all material respects and are consistent and in accordance with the terms of the related Loan Documents and in accordance with the applicable servicing standard and customary industry standards.

(dd)         The Mortgage or Mortgage Note, together with applicable state law, contains customary and enforceable provisions (subject to the exceptions set forth in paragraph (l) above) such as to render the rights and remedies of the holders thereof adequate for the practical realization against the Mortgaged Property securing the Loan of the principal benefits of the security intended to be provided thereby, including the right of foreclosure under the laws of the state in which the Mortgaged Property securing the Loan is located governing foreclosures of mortgages and deeds of trust under power of sale.

(ee)         The Mortgage provides that insurance proceeds and condemnation proceeds will be applied for one of the following purposes: either to restore or repair the Mortgaged Property securing the Loan, to repay the principal of the Loan or as otherwise directed by the holder of such Mortgage.

(ff)           There are no actions, suits, legal, arbitration or administrative proceedings or investigations by or before any court or governmental authority or, to the best of Seller’s knowledge, pending against or affecting Borrower, the Mortgaged Property securing the Loan that, if determined adversely to such Borrower, Mortgaged Property securing the Loan, would materially and adversely affect the value of the Mortgaged Property securing the Loan or the ability of Borrower to pay principal, interest or any other amounts due under the Loan or the Lease, as applicable.

(gg)         If the Mortgage is a deed of trust, a trustee, duly qualified under applicable law to serve as such, is properly designated and serving under such Mortgage.  Except in connection with a trustee’s sale or as otherwise required by applicable law, after default by Borrower, no fees or expenses are payable to such trustee.

(hh)         Except in cases where either (i) a release of a portion of the Mortgaged Property securing the Loan was contemplated at origination of the Loan and such portion was not considered material for purposes of  underwriting the Loan, or (ii) release is conditioned upon the satisfaction of certain underwriting and legal requirements and the payment of a release price, the Mortgage Note or Mortgage do not require the holder thereof to release all or any portion of the Mortgaged Property securing the Loan from the lien of the Mortgage except upon payment in full of all amounts due under the Loan.

(ii)           The Mortgage does not permit the Mortgaged Property securing the Loan to be encumbered by any lien junior to or of equal priority with the lien of the Mortgage (excluding any lien relating to another Loan that is cross collateralized with the Loan) without the prior written consent of the holder thereof.

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(jj)           Borrower is not a debtor in any state or federal bankruptcy or insolvency proceeding.

(kk)         As of the date of origination or acquisition of each Mortgage by Seller, each Borrower which is not a natural person was duly organized and validly existing under the laws of the state of its jurisdiction.

(ll)           The Loan contains provisions for the acceleration of the payment of the unpaid principal balance of the Loan if, without complying with the requirements of the Loan, the Mortgaged Property securing the Loan, or any controlling interest in Borrower, is directly or indirectly transferred or sold.

(mm)       The Loan Documents for each of the Loans provide that Borrower is to provide periodic financial and operating reports including, without limitation, annual profit and loss statements, statements of cash flow and other related information that Buyer reasonably requests from time to time.

(nn)         To Seller’s actual knowledge, based upon zoning letters, zoning report, the title insurance policy insuring the lien of the Mortgage, historical use and/or other due diligence customarily performed by Seller in connection with the origination of the Loan, the improvements located on or forming part of such Mortgaged Property securing the Loan comply in all material respects with applicable zoning laws and ordinances (except to the extent that they may constitute legal non-conforming uses).

(oo)         Each Mortgaged Property is located within one of the 50 United States or the District of Columbia.

(pp)         With respect to Loans and Net Lease Loans secured by Mortgaged Property located in California or “seismic zones” 3 or 4, (i) the related Borrower has obtained, and is required under the Loan Documents to maintain, earthquake insurance with respect to the Improvements on such Mortgaged Property or is required to cause Tenant to maintain (and Tenant has obtained) earthquake insurance if such Mortgaged Property is located in any such area or (ii) Qualified Originator’s investment committee has approved self-insurance by Borrower with respect to earthquake risk or (iii) a seismic study was performed in connection with the origination of such Loan and such study indicates a probable maximum loss of less than 20% of the appraised value of such Mortgaged Property.

(qq)         Seller does not have knowledge of any circumstance or condition with respect to such Loan, the Mortgaged Property securing the Loan, the Lease or Borrower’s or Tenant’s credit standing that could reasonably be expected to cause Buyer to regard such Loan as unacceptable security, cause such Loan or Lease to become delinquent or have a material adverse effect on the value or marketability of such Loan.

(rr)           The Mortgaged Property securing the Loan has adequate rights of access to public rights-of-way and is served by utilities, including, without limitation, adequate water, sewer, electricity, gas, telephone, sanitary sewer, and storm drain facilities. All public utilities necessary to the continued use and enjoyment of the

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Mortgaged Property securing the Loan as presently used and enjoyed are located in such public right-of-way abutting such Mortgaged Property or are the subject of access easements for the benefit of the Mortgaged Property, and all such utilities are connected so as to serve such Mortgaged Property without passing over other property or are the subject of access easements for  the benefit of such Mortgaged Property. All roads necessary for the full use of the Mortgaged Property securing the Loan for its current purpose have been completed and dedicated to public use and accepted by all governmental authorities or are the subject of access easements for the benefit of such Mortgaged Property.

(ss)         With respect to any Loan where all or a material portion of the Mortgaged Property securing such Loan is a leasehold estate, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel letter or other writing received from the Ground Lessor included in the related Custodian’s Loan File and, if applicable, the related Mortgage:

(1)           The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded.  The Ground Lessor has permitted the interest of the Ground Lessee to be encumbered by the related Mortgage.  To the best of Seller’s knowledge, there has been no material change in the terms of the Ground Lease since its recordation, except by any written instruments which are included in the related Custodian’s Loan File.

(2)           The Ground Lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns.

(3)           The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and is enforceable, by the lender) that extends not less than 20 years beyond the stated maturity of the related Loan.

(4)           Based on the title insurance policy referenced in (e) above, the Ground Leasehold interest is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, subject to Permitted Encumbrances and liens that encumber the Ground Lessor’s fee interest.

(5)           The Ground Lease is assignable to the lender and its assigns without the consent of the lessor thereunder.

(6)           The Ground Lease is in full force and effect and no default has occurred under the Ground Lease and there is no existing condition which, but for the passage of time or the giving of notice, would result in a material default under the terms of the Ground Lease.

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(7)           The Ground Lessor is required to give notice of any default by the related lessee to the lender.

(8)           The lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings, or to take other action so long as the lender is proceeding diligently) to cure any default under the Ground Lease, which is curable after the receipt of notice of any default, before the Ground Lessor thereunder may terminate the Ground Lease.

(9)           Either (i) the Ground Lease does not impose restrictions on subletting or (ii) the Ground Lessor has consented to the existing Ground Lease with respect to the related Mortgaged Property securing the related Loan.  The Ground Lessor is not permitted to disturb the possession, interest or quiet enjoyment of any subtenant of the lessee in the relevant portion of the Mortgaged Property subject to the Ground Lease for any reason, or in any material manner, which would adversely affect the security provided by the related Mortgage.

(10)         Any related insurance proceeds or condemnation award (other than in respect of a total or substantially total loss or taking) is required to be applied either to the repair or restoration of all or part of the related Mortgaged Property, with the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Loan, together with any accrued interest, except that in the case of condemnation awards, the Ground Lessor may be entitled to a portion of such award.

(11)         Any related insurance proceeds, or condemnation award in respect of a total or substantially total loss or taking of the related Mortgaged Property is required to be applied first to the payment of the outstanding principal balance of the Loan, together with any accrued interest (except as provided by applicable law or in cases where a different allocation would not be viewed as commercially unreasonable by any institutional investor, taking into account the relative duration of the Ground Lease and the related Mortgage and the ratio of the market value of the related Mortgaged Property to the outstanding principal balance of such Loan).  Until the principal balance and accrued interest are paid in full, neither the lessee nor the Ground Lessor under the Ground Lease has an option to terminate or modify the Ground Lease without the prior written consent of the lender as a result of any casualty or partial condemnation, except to provide for an abatement of the rent.

(12)         Provided that the lender cures any defaults which are susceptible to being cured, the Ground Lessor has agreed to enter into a

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new lease upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(tt)           None of the Loans are construction loans.

(uu)         Each Lease for the related Mortgaged Property was not delinquent (giving effect to any applicable grace period) in the payment of any monthly Lease payments (other than percentage rents that are being recalculated with respect to certain Leases set forth in the Lease Schedule) as of the Closing Date, and has not been during the time owned by Seller, 30 days or more delinquent in respect of any monthly Lease payment required thereunder.

(vv)         Lessor estoppels containing protection provisions have been obtained from the owner of the fee simple interest in each Mortgaged Property in which Seller has only a ground leasehold interest.

(ww)       Neither each Lease nor any other agreement, document or instrument executed in connection with such Lease has been waived, modified, altered, satisfied, cancelled or subordinated in any material respect, and such Lease has not been terminated or cancelled, nor has any instrument been executed that would effect any such waiver, modification, alteration, satisfaction, termination, cancellation, subordination or release, except in each case by a written instrument that is part of the related Custodian’s Loan File.

(xx)          The Loan is not a Defaulted Loan or a Delinquent Loan as of the Closing Date.

(yy)         There are no pending actions, suits or proceedings by or before any court or governmental authority against or affecting, any Lease, such Mortgaged Property or, to Seller’s knowledge, Tenant, that is reasonably likely to be determined adversely and, if determined adversely, would materially and adversely effect the value of the Lease or use or value of the Mortgaged Property, or the ability of Tenant to pay any amounts due under the Lease.

(zz)          All of the material improvements built or to be built on the Mortgaged Property that were included for the purpose of determining the appraised value of the Mortgaged Property lay within the boundaries of such Mortgaged Property and there are no encroachments into the building setback restriction lines of such Mortgaged Property in any way that would materially and adversely affect the value of the Mortgaged Property or the ability of Tenant to pay any amounts due under the Lease (unless affirmatively covered in the applicable Title Policy described in (e) above.)

(aaa)       There is no valid dispute, claim, offset, defense or counterclaim to Seller’s rights in the Lease.

(bbb)      Each Lease or other agreement, document or instrument executed in connection with such Lease is the legal, valid and binding and enforceable obligation

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of Tenant (subject to certain creditors’ rights exceptions and other exceptions of general application) and is in full force and effect.

(ccc)       Each Lease, together with applicable state law, contains customary and enforceable provisions such as to render the rights and remedies of the lessors thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby.

(ddd)      With respect to each Mortgaged Property:

(1)           such Mortgaged Property is not subject to any lease other than a sublease and/or the related Lease; no person has any possessory interest in, or right to occupy, the leased property except under and pursuant to the Lease or such sublease; Tenant (or sub-tenant) is in occupancy of the Mortgaged Property and is paying rent pursuant to the Lease; and, in the case of any sublease, Tenant remains primarily liable on the Lease;

(2)           except with respect to those Properties with respect to which Tenant can terminate the related Lease during the last forty-two (42) months of the lease term in the event of a casualty and any insurance proceeds related thereto are payable to Tenant, the obligations of Tenant, including, but not limited to, the obligation to pay fixed and additional rent, are not affected by reason of: any damage to or destruction of any portion of the leased property; any taking of the leased property or any part thereof by condemnation or otherwise; or any prohibition, limitation, interruption, cessation, restriction, prevention or interference of Tenant’s use, occupancy or enjoyment of the leased property, except Tenant’s rights to abate or terminate its obligation to pay fixed or additional rent are coupled with insurance proceeds or condemnation awards going to the lessor; or the right to abate as a result of a landlord’s default;

(3)           Seller as lessor under the Lease does not have any monetary obligations under the Lease that have not been satisfied;

(4)           Tenant has not been released, in whole or in part, from its obligations under the terms of the Lease;

(5)           all obligations related to the initial construction of the improvements on the Mortgaged Property have been satisfied and except for the obligation to rebuild such improvements after a casualty (which obligation is limited by available insurance proceeds), Seller does not have any nonmonetary obligations under the Lease and has made no representation or warranty under the Lease, the breach of which would result in the abatement of rent, a right of setoff or termination of the Lease;

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(6)           there is no right of rescission, set-off, abatement (except in the case of casualty or condemnation), diminution, defense or counterclaim to the Lease, nor does  the operation of any of the terms of the Lease, or the exercise of any rights thereunder, render the Lease unenforceable, in whole or in part, or subject to any right of rescission, set-off, abatement, diminution, defense or counterclaim, and no such right has been asserted;

(7)           Tenant has agreed to indemnify the lessor from any claims of any nature relating to the Lease and the related leased property other than the lessor’s gross negligence or willful misconduct, including, without limitation, arising as a result of violations of environmental and hazardous waste laws resulting from Tenant’s operation of the property;

(8)           any obligation or liability imposed on the lessor by any easement or reciprocal easement agreement is also an obligation of Tenant under the Lease;

(9)           Tenant is required to make rental payments as directed by the lessor and its successors and assigns; and

(10)         except in certain cases where Tenant may exercise a right of first refusal, the Lease is freely assignable by the lessor and its successors and assigns to any person without the consent of Tenant, and in the event the lessor’s interest is so assigned, Tenant is obligated to recognize the assignee as lessor under such Lease, whether under the Lease or by operation of law.

(eee)       In connection with Leases with a guaranty:

(1)           such guaranty, on its face, is unconditional, irrevocable and absolute, and is a guaranty of payment and not merely of collection and contains no conditions to such payment, other than a notice and right to cure; and the guaranty provides that it is the guaranty of both the performance and payment of the financial obligations of Tenant under the Lease and does not provide for offset, counterclaim or defense; and

(2)           such guaranty is binding on the successors and assigns of the guarantor and inures to the benefit of the lessor’s successors and assigns and cannot be released or amended without the lessor’s consent or unless a predetermined performance threshold is achieved.

(fff)         No fraudulent acts were committed by Seller during the origination process with respect to the Lease related to such Mortgaged Property.

(ggg)      The origination, servicing and collection of monthly Lease payments on such Lease is in all respects legal, proper and prudent and in accordance with customary industry standards.

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(hhh)      To the extent required under applicable law, Seller was authorized to transact and do business in the jurisdiction in which such Mortgaged Property is located, except where such failure to qualify would not result in a material adverse effect on the enforceability of the related Lease.

(iii)          The Custodian’s Loan File contains a survey with respect to such Mortgaged Property, which survey was deemed sufficient to delete the standard title survey exception (to the extent the deletion of such exception is available in the related state).

(jjj)          Seller did not intentionally select such Loan, whether individually or together with other Loans, in a manner adverse to Buyer or in a manner that results in Buyer receiving Loans that are of lesser quality than Loans pledged to other lenders pursuant to any other facility to which Seller or any of its Affiliates are a party.

(kkk)       With respect to any of the Properties which are the subject of a Master Lease (noting that not all properties subject to such Master Lease are included in the Properties), the lessor under the Master Lease has assigned its interest in the Leases of the Properties to Seller and Seller and the other lessors under the Master Leases have entered into inter-lessor agreements by which the rents and the rights to enforce the provisions of the Master Leases pertinent to any of the Properties have also been assigned to Seller.

(lll)          Such Mortgaged Property is (i) free of any damage that would materially and adversely affect the use or value of such Mortgaged Property, (ii) in good repair and condition so as not to materially and adversely affect the use or value of such Mortgaged Property; and all building systems contained in such Mortgaged Property are in good working order so as not to materially and adversely affect the use or value of such Mortgaged Property.

(mmm)    All security deposits collected in connection with such Mortgaged Property are being held in accordance with all applicable laws.

(nnn)      Seller has taken (or has caused to be taken) all such actions and precautions as a reasonably prudent lender would take to protect and preserve the Collateral and its security interest in all Collateral, including without limitation, notation of Seller as lien holder on any certificates of title to property the nature of which is such that ownership thereof is evidenced by a certificate of title, where such notation is required under applicable law to perfect the interest therein.

(ooo)      Each Mortgage, Security Agreement and every other Loan Document, contains customary and enforceable provisions so as to render the rights and remedies of the holder thereof adequate for the practical realization of the benefits of the security interests intended to be provided thereby, including, where applicable, by judicial foreclosure, subject to the limitations described in the next succeeding sentence. There is no exemption under existing law available to the related Borrower which would interfere with the mortgagee’s or secured party’s right to foreclose or to realize upon such

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related Mortgage, Security Agreement or other Loan Document, if any, as applicable, other than which may be available under the insolvency laws, other laws of general application relating to or affecting the enforcement of creditors’ rights generally, applicable debt relief or homestead statutes or general principles of equity.

(ppp)      Reserved.

(qqq)      As of the date of origination, the LTV (as defined in the Underwriting Guidelines) of such Loan (other than Net Lease Loans) does not exceed the required LTV specified in the Underwriting Guidelines for such Loan type. With respect to Net Lease Loans, as of the date of origination, the fair market value of the Mortgaged Property relating to such Net Lease Loan, as determined by an Appraisal, was at least 100% of the principal amount of such Net Lease Loan.

(rrr)         There has been performed, not more than six months prior to the origination date for such Loan, an Appraisal of the related Mortgaged Property.

(sss)       All principal, interest and any other amounts due under such Loan are payable in U.S. dollars.  Interest and, as applicable, principal, is payable on a monthly basis.

(ttt)         Neither Borrower nor any officer, director, employee, member or Affiliate thereof is an officer, director, employee, shareholder or partner or Affiliate of the Originator or Seller.

(uuu)      The information furnished to Buyer by Seller and its Affiliates in connection with Buyer’s investigation of each Loan, whether before or after the date hereof, is true and correct in all material respects and does not omit any information necessary to make the statements contained therein not misleading.

(vvv)      There is no action, suit, legal or arbitration proceeding or administrative proceeding or investigation pending or, to the best of Seller’s knowledge, threatened against or affecting any Loan, Loan Document, Borrower or Collateral that have a reasonable probability of having a material adverse effect on the Mortgaged Property or the related Loan.

(www)    Seller is not subject to any judgment, writ, decree, injunction or order of any federal, foreign, state or local court or Governmental Authority relating to the acquisition, collection, administration or enforcement of any Loan or the foreclosure, acquisition or disposition of any Collateral or, in each case, any transactions or activities incidental thereto.

(xxx)        The transfer and assignment of the Loans by Seller pursuant to this Agreement (i) does not constitute a sale of all or substantially all of Seller’s assets and (ii) is not subject to the bulk transfer, bulk sales or any similar statutory provisions in effect in any applicable jurisdiction.

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(II)           By delivering a Transaction Notice, Seller shall be deemed to represent and warrant to Buyer, unless otherwise disclosed to and approved by Buyer, with respect to each of the LLC Interests transferred on any Purchase Date and, unless otherwise expressly disclosed by Seller in the Exception Schedule and approved by Buyer, as of each Purchase Date (or such other date as specified below), as follows:

(a)            Immediately prior to the transfer and assignment to Buyer, Seller has good title to and is the 100% owner and holder of the LLC Interests.  Immediately prior to the transfer and assignment to Buyer, the LLC Interests are not subject to an assignment or pledge and Seller has full right and authority to sell and assign the LLC Interests.  Seller is transferring such LLC Interests to Buyer free and clear of any and all liens, pledges, charges or security interests of any nature encumbering the LLC Interests.

(b)            The initial issuance and sale of the LLC Interests was duly authorized by all requisite action on the part of the applicable Net Lease Borrower.  The LLC Interests conform as of the related Purchase Date to the description thereof contained in the related LLC Agreement, are duly and validly authorized, executed, and delivered in accordance with the related LLC Agreement, and are validly issued and outstanding and entitled to the benefits of such LLC Agreement.  The LLC Interests are fully paid and non-assessable and have been offered, issued and sold to Seller in compliance with all applicable laws.

(c)            The LLC Interests are in certificated form and held by Seller.

(d)            Other than with respect to the Transaction contemplated by this Agreement, there are (i) no outstanding rights, options, warrants or agreements for a purchase, sale or issuance, in connection with the LLC Interests, (ii) no agreements on the part of Seller to sell or distribute the LLC Interests, and (iii) no obligations on the part of Seller (contingent or otherwise) to purchase, repurchase, redeem or otherwise acquire any securities or any interest therein (other than from Buyer) or to pay any dividend or make any distribution in respect of the LLC Interests (other than to Buyer).

(e)            The information set forth on the Loan Schedule is true and correct in all material respects as of the first day of the month for which such Loan Schedule relates or such other date as may be indicated in such schedule.

(f)             Except as otherwise permitted by the Agreement, the terms of the related Program Documents and the related LLC Interests have not been impaired, altered or modified in any material respect.

(g)            The LLC Interests are assignable by Buyer in accordance with the LLC Agreement.  The related Program Documents permit Buyer to sell, assign, pledge or transfer such LLC Interests.

(h)            All reports provided by Seller to Buyer in connection with the Transaction contemplated hereunder are true and correct in all material respects.

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(i)             The related Net Lease Borrower is not in default under any material provisions of any agreement, contract, instrument or indenture to which such Net Lease Borrower is a party or by which it is bound, nor has any event occurred which, with notice or lapse of time or both, would constitute a default under any such agreement, contract, instrument or indenture, which event of default could have a material adverse effect on the performance by Seller of its obligations under the Program Documents to which it is a party.

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